Exhibit 4.1

LAMB WESTON HOLDINGS, INC.,

as Issuer

4.625% Senior Notes due 2024

INDENTURE

Dated as of November 9, 2016

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

-i-

-ii-

EXHIBIT INDEX

Exhibit A	-	Form of Initial Note
Exhibit B	-	Form of Certificate of Transfer
Exhibit C	-	Form of Certificate of Exchange
Exhibit D	-	Form of Supplemental Indenture

-iii-

INDENTURE dated as of November 9, 2016 among LAMB WESTON HOLDINGS, INC., a Delaware corporation (the “Company”), the Guarantors (as defined herein) party hereto from time to time and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as Trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) $833,000,000 aggregate principal amount of the Company’s 4.625% Senior Notes due 2024 issued on the date hereof (the “Initial Notes”) and (ii) Additional Notes issued from time to time (together with the Initial Notes, the “Notes”):

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.01. Definitions.

“2026 Notes” means the 4.875% Senior Notes due 2026 issued by the Company on the Issue Date.

“2026 Notes Indenture” means the indenture dated as of the Issue Date by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, relating to the 2026 Notes.

“Additional Assets” means:

(a) any Property (other than cash, cash equivalents, securities and inventory) to be owned by the Company or any Restricted Subsidiary and used or useful in a Permitted Business;

(b) Equity Interests of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by the Company or another Restricted Subsidiary; or

(c) Equity Interests constituting a minority interest not held by the Company or a Restricted Subsidiary in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (b) and (c), the Restricted Subsidiary is primarily engaged in a Permitted Business.

“Additional Notes” means Notes issued under the terms of this Indenture subsequent to the Issue Date and in compliance with Section 4.04, it being understood that any Notes issued in exchange for or replacement of any Initial Note shall not be an Additional Note.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Allocable Excess Proceeds” means the product of:

(a) the Excess Proceeds, and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to Section 4.07 and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

“Applicable Premium” means with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, or:

(A) the present value at such redemption date of (i) the redemption price of such Note at November 1, 2021 (such redemption price being set forth in the table appearing in paragraph 5(a) of Exhibit A to this Indenture), plus (ii) all scheduled remaining interest payments due on such Note through November 1, 2021 (excluding accrued but unpaid interest to, but excluding, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the principal amount of such Note.

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such payment, tender, redemption, transfer or exchange.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Equity Interests of a Restricted Subsidiary (other than directors’ qualifying shares or shares of interests required to be held by foreign nationals pursuant to local law),

(b) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a), (b) or (c) above,

(1) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(2) any disposition that constitutes a Restricted Payment permitted by Section 4.05 or a Permitted Investment,

(3) any disposition effected in compliance with Section 5.01,

(4) a sale of accounts receivables and related assets in connection with a Permitted Receivables Financing,

(5) the creation of Liens permitted by Section 4.06,

(6) the unwinding of any Swap Contract,

(7) transfers of condemned real property as a result of the exercise of “eminent domain” or other similar policies to the respective governmental authority or agency that has condemned such property (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement,

(8) non-exclusive licenses or sublicenses of intellectual property in the ordinary course of business and abandonment or lapse of intellectual property that is, in the reasonable business judgment of the Company or its Restricted Subsidiary, no longer used in or useful in the conduct of their respective businesses,

(9) Specified Sales,

(10) the issuance by a Restricted Subsidiary of Disqualified Equity Interests or Preferred Stock that is permitted under Section 4.04, and

(11) any disposition that does not (alone or in a series of related dispositions) involve assets having a Fair Market Value or consideration in excess of $25.0 million.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, (i) with respect to any such lease that creates a Capital Lease Obligation, the Capital Lease Obligation thereunder and (ii) with respect to any lease that does not result in a Capital Lease Obligation, the principal amount of the Capital Lease Obligation that would result if such lease was treated as a Capital Lease Obligation (assuming an interest rate for such lease equal to the interest rate applicable to the Notes).

“Attributed Principal Amount” means, on any day, with respect to any Permitted Receivables Financing entered into by the Company or any Restricted Subsidiary, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to, or borrowed by, such Person as of such date under such Permitted Receivables Financing, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under such Permitted Receivables Financing.

“Authentication Agent” means an institution, reasonably acceptable to the Company, appointed by the Trustee to authenticate the Notes.

“Available Amount” means, at any time, an amount equal to the sum, without duplication, of:

(a) 50% of Consolidated Net Income of the Company for the period (taken as a single accounting period (but excluding any fiscal quarter occurring solely during a Suspension Period)) commencing on the first day of the Company’s first full fiscal quarter commencing after the Issue Date and ending on the last day of the most recent fiscal quarter for which internal financial statements are available at such time (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit); plus

(b) 100% of the Equity Interest Sale Proceeds or other capital contributions received by the Company (other than from a Subsidiary of the Company) following the Issue Date and prior to such time to the extent such proceeds have not been utilized as the basis the making of any Restricted Payment (other than pursuant to clause (c) of the first paragraph of Section 4.05); plus

(c) 100% of the net cash proceeds received by the Company or a Restricted Subsidiary (other than from the Company or a Subsidiary of the Company) from the issuance or sale of Debt of the Company or a Restricted Subsidiary following the Issue Date to the extent such Debt has been converted into or exchanged for Equity Interests (other than Disqualified Equity Interests) of the Company prior to such time; plus

(d) the aggregate amount of cash returns received by the Company or any Restricted Subsidiary (other than from the Company or a Subsidiary) from any Restricted Investment made pursuant to clause (c) of the first paragraph of Section 4.05 prior to such time (including upon the disposition of any such Investment); plus

(e) the Fair Market Value of the Company’s and its Restricted Subsidiaries’ Restricted Investments in any Unrestricted Subsidiary at the time it is designated as a Restricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made pursuant to clause (c) of the first paragraph of Section 4.05.

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of that Debt or redemption or similar payment with respect to that Preferred Stock multiplied by the amount of the payment by

(b) the sum of all payments of this kind.

“Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Company (or, in the case of clause (b) of the first paragraph of Section 4.09, the applicable Restricted Subsidiary) or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Business Day” means each day that is not a Legal Holiday.

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by that obligation shall be the capitalized amount of the obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under that lease prior to the first date upon which that lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.06, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) investments in (1) commercial paper and variable or fixed rate notes issued by (A) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 or from Moody’s is at least P-1 (any such bank described in this clause (b) being an “Approved Bank”) (or by the parent company thereof) or (2) any commercial paper or variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 or better by S&P or P-1 or better by Moody’s, and in each case maturing within 270 days from the date of acquisition thereof;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Approved Bank;

(d) repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) other investments made for cash management purposes in any jurisdiction outside the United States where the Company or its Restricted Subsidiaries conduct business that are classified as “cash equivalents” in accordance with GAAP.

“Change of Control” means the occurrence of any of the following after the Spinoff:

(1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to be the beneficial owner of any Equity Interests of the Company has the right to acquire, whether that right is exercisable immediately or only after the passage of time), directly or indirectly (including as a result of a merger or consolidation of the Company), of more than 50% of the voting power of the Equity Interests of the Company, entitled to vote for members of the Board of Directors on a fully diluted basis;

(2) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person other than the Company or a Restricted Subsidiary; or

(c) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement unless such Person has the right to vote or direct the voting of such Equity Interests.

“Clearstream” means Clearstream Banking, Société Anonyme or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the party named as such in this Indenture until a successor replaces it pursuant to the applicable provisions hereof and, thereafter, means the successor.

“ConAgra” means ConAgra Foods, Inc., a Delaware corporation, which is expected to be renamed Conagra Brands, Inc. in connection with the Spinoff.

“Consolidated EBITDA” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, an amount equal to:

(a) Consolidated Net Income for such period, plus

(b) other than with respect to clause (iv) below, an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication: (i) Consolidated Interest Expense, (ii) provision for taxes based on income, profits or capital of the Company and its Restricted Subsidiaries, including, without limitation, federal, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations, (iii) depreciation and amortization expense and all other non-cash charges (including impairment charges), expenses or losses (except for any such expense that (x) requires accrual of a reserve for anticipated future cash payments for any period or (y) represents a write-down of current assets), (iv) (1) pro forma costs savings permitted to be reflected in pro forma financial statements prepared in accordance with Regulation S-X of the Exchange Act and (2) the amount of pro forma cost savings, operating expense reductions and synergies (collectively, “Cost Savings”) that are reasonably expected by the Company to result over the next succeeding four fiscal quarter period (calculated as though such Cost Savings had been realized on the first day of such period) as a result of, or in connection with, actions (including any acquisition or disposition of a Restricted Subsidiary or line of business, in each case, outside the ordinary course of business) consummated during such period or expected to be taken within twelve months, provided that (A) such Cost Savings are reasonably identifiable, quantifiable and factually supportable, (B) the aggregate amount of such Cost Savings added pursuant to this clause (iv)(2) during such period shall not exceed an amount equal to 10.0% of Consolidated EBITDA for such period (calculated without giving effect to any amounts added back pursuant to this clause (iv)(2)) and (C) such pro forma Cost Savings shall only be added back for quarters ending on or prior to the last day of the fourth full fiscal quarter following the applicable action, and in each case described in this clause (iv), no Cost Savings shall be added pursuant to this clause (iv) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (v) (1) non-recurring, extraordinary or unusual cash charges, expenses or losses not exceeding $25.0 million in any four fiscal quarter period and (2) all cash charges, expenses or losses in connection with the Transactions that are incurred or accrued prior to the second anniversary of the Issue Date, (vi) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any acquisition of a Restricted Subsidiary or line of business outside the ordinary course of business, (vii) the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses (including any write-offs or amortization of fees and expenses related to Permitted Receivables Financings), (viii) losses from foreign exchange translation adjustments or Swap Contracts during such period, (ix) losses associated with discontinued operations (but only after such operations are no longer owned or operated by the Company or a Restricted Subsidiary), (x) income associated with discontinued operations (but only after such operations are no longer owned or operated by the Company or a Restricted Subsidiary) acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, (xi) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Equity Interests of the Company (provided that such net cash proceeds shall not increase the Available Amount), and (xii) the fees and expenses paid to third parties during such period that directly arise out of and are incurred in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of Equity Interests, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed, and including transaction expenses incurred in connection therewith) or early extinguishment of Debt to the extent such items were subject to capitalization prior to the effectiveness of Financial Accounting Standards Board Statement No. 141R, “Business Combinations,” but are required under such statement to be expensed currently, minus

(c) the following to the extent included in the determination of Consolidated Net Income for such period, without duplication: (i) non-cash credits, income or gains, including non-cash gains from foreign exchange translation adjustments or Swap Contracts during such period (but excluding any non-cash credits, income or gains that represent an accrual in the ordinary course), (ii) any extraordinary or unusual income or gains (including amounts received on early terminations of Swap Contracts), and (iii) any federal, state, local and foreign income tax credits;

provided that, notwithstanding anything to the contrary contained herein (but subject to adjustments on a Pro Forma Basis for events occurring after the Issue Date), (x) Consolidated EBITDA for the portion of the fiscal quarter in which the Issue Date occurs for the period prior to the Issue Date shall be calculated in a manner consistent with the methodology used to calculate the deemed Consolidated EBITDA amounts provided below for each of the fiscal quarters ending on the date set forth below, and (y) Consolidated EBITDA shall be deemed to be the amount set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated EBITDA
Thirteen weeks ended February 28, 2016	$170.8 million
Thirteen weeks ended May 29, 2016	$157.6 million
Thirteen weeks ended August 28, 2016	$171.9 million

“Consolidated Fixed Charges” means, for any period, the total interest expense (net of interest income) of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication,

(a) interest expense with respect to Capital Lease Obligations,

(b) amortization of debt discount,

(c) capitalized interest,

(d) non-cash interest expense,

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f) net costs associated with Swap Contracts relating to interest rates (including amortization of fees) (it being understood that any net benefits associated with Swap Contracts relating to interest rates shall be included in interest income),

(g) Disqualified Equity Interest Dividends, excluding dividends paid in Qualified Equity Interests,

(h) Preferred Stock Dividends,

(i) interest Incurred in connection with Investments in discontinued operations, and

(j) interest accruing on any Debt of any other Person to the extent that Debt is guaranteed by the Company or any Restricted Subsidiary.

Notwithstanding anything to the contrary contained herein, (i) amortization or write-off of debt issuance costs, deferred financing or liquidity fees, commissions, fees and expenses, call premiums, (ii) any expensing of bridge, commitment and other financing fees and (iii) commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (including, without limitation, any Permitted Receivables Financing) pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Permitted Receivables Financing” shall not be included in Consolidated Fixed Charges.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements are available on such determination date to

(b) Consolidated Fixed Charges for those four fiscal quarters;

provided, however, that the Consolidated Fixed Charges Coverage Ratio shall be calculated on a Pro Forma Basis.

“Consolidated Funded Debt” means, as of any date of determination with respect to the Company and its Restricted Subsidiaries on a consolidated basis, without duplication, the sum of: (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term, and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest payments are customarily made; (b) all obligations arising under letters of credit (including standby and commercial), but only to the extent consisting of unpaid reimbursement obligations in respect of drawn amounts under letters of credit; (c) all Capital Lease Obligations; (d) all obligations issued or assumed as the deferred purchase price of assets or services purchased (other than contingent earn-out payments and other contingent deferred payments to the extent not fixed and payable, and trade debt Incurred in the ordinary course of business) which would appear as liabilities on a balance sheet in accordance with GAAP; (e) all Disqualified Equity Interests of such Persons; (f) all guarantees by the Company or a Restricted Subsidiary with respect to outstanding Debt of the type specified in clauses (a) through (e) above of another Person; and (g) all Debt of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which the Company or any of its Restricted Subsidiaries is a general partner or joint venturer, except to the extent that Debt is expressly made non-recourse to such Person.

“Consolidated Interest Expense” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis without duplication, the following (in each case as determined in accordance with GAAP): (a) all interest in respect of Consolidated Funded Debt (including the interest component of synthetic leases, account receivables securitization programs, off balance sheet loans or similar off balance sheet financing products) accrued during such period (whether or not actually paid during such period) determined after giving effect to any net payments made or received under interest rate Swap Contracts minus (b) the sum of (i) all interest income during such period and (ii) to the extent included in clause (a) above, the amount of write-offs or amortization of deferred financing fees, commissions, fees and expenses (including write-offs or amortization of fees and expenses related to Permitted Receivables Financings), and amounts paid (or plus any amounts received) on early terminations of Swap Contracts plus (c) the loss or discount on the sale of Transferred Assets to any Receivables Financier in connection with a Permitted Receivables Financing.

“Consolidated Net Income” for any period means the consolidated net income (or loss) attributable to the Company for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary, except (i) to the extent such income has actually been distributed in cash to the Company or any Restricted Subsidiary during such period and (ii) in the case of the Existing Joint Ventures, for other equity of the Company and its Restricted Subsidiaries in the earnings of the Existing Joint Ventures in excess of the amount included pursuant to clause (1)(i) so long as the amount included in this clause (1)(ii) for any period does not exceed 6.0% of Consolidated EBITDA for such period,

(2) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP,

(3) the cumulative effect of any change in accounting principles, and

(4) gains and losses from dispositions of assets outside the ordinary course of business or upon early retirement of Debt.

“Consolidated Net Leverage Ratio” means, on any date, the ratio, determined on a Pro Forma Basis, of (a) Consolidated Funded Debt on such date, minus (i) unrestricted cash and Cash Equivalents of the Company and the Guarantors (it being agreed that cash or Cash Equivalents (x) placed on deposit with a trustee to discharge or defease Debt or (y) to the extent proceeds of Debt Incurred to finance an acquisition and held in escrow pending the consummation of such acquisition to consummate such acquisition or prepay such Debt shall be considered unrestricted to the extent the related Debt is included in Consolidated Funded Debt) and (ii) to the extent not prohibited from being distributed to the Company or any Guarantor pursuant to any applicable law, contractual obligation or organizational document, 75% of the amount of unrestricted cash and Cash Equivalents of Restricted Subsidiaries that are not Guarantors (it being agreed that cash or Cash Equivalents segregated or held in escrow to prepay Debt or to consummate an acquisition shall be considered unrestricted) to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date for which internal financial statements are available at such time).

“Consolidated Secured Net Leverage Ratio” means, on any date, the ratio, determined on a Pro Forma Basis, of (a) Consolidated Funded Debt on such date that is secured by any Lien on any assets of the Company or a Restricted Subsidiary, minus (i) unrestricted cash and Cash Equivalents of the Company and the Guarantors (it being agreed that cash or Cash Equivalents (x) placed on deposit with a trustee to discharge or defease Debt or (y) to the extent proceeds of Debt Incurred to finance an acquisition and held in escrow pending the consummation of such acquisition to consummate such acquisition or prepay such Debt shall be considered unrestricted to the extent the related Debt is included in Consolidated Funded Debt) and (ii) to the extent not prohibited from being distributed to the Company or any Guarantor pursuant to any applicable law, contractual obligation or organizational document, 75% of the amount of unrestricted cash and Cash Equivalents of Restricted Subsidiaries that are not Guarantors (it being agreed that cash or Cash Equivalents held in escrow to prepay Debt Incurred to consummate an acquisition shall be considered unrestricted) to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date for which internal financial statements are available at such time).

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries on a consolidated basis (measured as of the last day of the fiscal quarter most recently ended prior to such date of determination for which internal financial statements are available).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities or commercial paper facilities (including related guarantees and including indentures and note purchase agreements) with banks, investment banks, insurance companies, mutual funds or other institutional lenders (including the Senior Secured Credit Facilities), providing for revolving credit loans, term loans or notes or trade or standby letters of credit, in each case together with any Refinancing thereof on any basis so long as such Refinancing constitutes Debt.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Debt” means, as of any date of determination with respect to any Person, without duplication: (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest payments are customarily made; (b) the maximum amount available to be drawn under letters of credit (including standby and commercial) and bankers’ acceptances, including unpaid reimbursement obligations in respect of drawn amounts under letters of credit or bankers’ acceptance facilities; (c) all Attributable Debt and Capital Lease Obligations and attributable indebtedness under synthetic leases, account receivables securitization programs, off-balance sheet loans or similar off-balance sheet financing products; (d) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all obligations issued or assumed as the deferred purchase price of assets or services purchased (other than contingent earn-out payments and other contingent deferred payments, and trade debt Incurred in the ordinary course of business) which would appear as liabilities on a balance sheet; (f) all Disqualified Equity Interests issued by such Person; (g) all net obligations of such Person under Swap Contracts; (h) all guarantees with respect to outstanding Debt of the type specified in clauses (a) through (g) above of another person; (i) all Debt of the type specified in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that if such Person has not assumed such obligations, then the amount of Debt of such Person for purposes of this clause (i) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the Fair Market Value of the assets of such Person which secure such obligations; and (j) all Debt of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which such Person is a general partner or joint venturer, except to the extent that Debt is expressly made non-recourse to such Person.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07(c) hereof, substantially in the form of Exhibit A except that such Note shall not bear the Global Notes Legend and shall not have the “Schedule of Increases or Decreases in Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.04 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth such valuation, less the amount of cash or cash equivalents received by the Company or a Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) in connection with a subsequent Asset Sale of such Designated Non-Cash Consideration.

“Disqualified Equity Interest Dividends” means all dividends with respect to Disqualified Equity Interests of the Company held by Persons other than a Restricted Subsidiary.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Notes), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Notes), or (c) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Stated Maturity of the Notes at the time of issuance of such Equity Interests, but only with respect to that portion of the Equity Interests that would satisfy clauses (a) through (c) prior to the date that is ninety-one (91) days after the Stated Maturity of the Notes at the time of issuance of such Equity Interests; provided that (x) if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Company or any of its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Company or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (y) if such Equity Interests are held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Company or any of its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published by the Federal Reserve Board on the date of such determination.

“Domestic Subsidiary” means any Subsidiary of the Company that is incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Equity Interest Sale Proceeds” means the aggregate net proceeds (including the Fair Market Value of marketable securities or other property other than cash) received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or the Subsidiary for the benefit of their employees) by the Company of its Equity Interests (other than Disqualified Equity Interests) after the Issue Date, net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in any case other than Debt securities convertible into or exchangeable for such capital stock or other ownership or profit interests or warrants, options or other rights for the purchase or acquisition of such capital stock or other ownership or profit interests.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company (excluding Disqualified Equity Interests), other than (1) public offerings with respect to any of the Company’s common stock registered on Form S-4 or Form S-8 (or any successor form) and (2) issuances to any Subsidiary of the Company.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Joint Ventures” means Lamb-Weston/Meijer v.o.f., Lamb-Weston/RDO Frozen, Inc., and Lamb Weston BSW, LLC.

“Fair Market Value” means with respect to any Property or liability, the fair market value of such Property or liability as determined in good faith by the Company (including as to the fair market value of all non-cash Properties and liabilities).

“Foreign Restricted Subsidiary” means (a) any Restricted Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, (b) any direct or indirect Restricted Subsidiary of a Foreign Restricted Subsidiary described in clause (a), and (c) any Restricted Subsidiary incorporated or otherwise organized under the laws of the United States or any State thereof or the District of Columbia that has no material assets other than Equity Interests in one or more Foreign Restricted Subsidiaries described in clause (a).

“Foreign Subsidiary” means any direct or indirect Subsidiary that is not a Domestic Subsidiary.

“Form 10” means the registration statement on Form 10 of the Company, filed with the SEC on July 13, 2016 and as amended through October 17, 2016.

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth in the Accounting Standards Codification of the Financial Accounting Standards Board and in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, 2.07(b) or 2.07(d) hereof.

“Global Notes Legend” means the legend set forth in Section 2.07(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Guarantee” means the guarantee by any Guarantor of the Company’s obligations under this Indenture and the Notes.

“guarantee” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Debt of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Debt or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Debt or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements or similar agreements or arrangements) for the benefit of any holder of Debt of such other Person, (c) to lease or purchase assets, securities or services primarily for the purpose of assuring the holder of such Debt, or (d) to otherwise assure or hold harmless the holder of such Debt against loss in respect thereof. The amount of any guarantee shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Debt in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “guaranteed” has a meaning correlative thereto.

“Guarantor” means each Restricted Subsidiary of the Company that executes this Indenture on the Issue Date and each other Restricted Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of this Indenture.

“Holder” means the Person in whose name the Note is registered on the Note register described in Section 2.04.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further, however, that any Debt or other obligations of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 4.04, the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Debt, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Debt outstanding solely as a result of fluctuations in the applicable Dollar Equivalent amount of any Debt will not be deemed to be an Incurrence of Debt, provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning in the second paragraph of the preamble.

“Investment” by any Person means any direct or indirect loan (other than advances to customers and suppliers in the ordinary course of business), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Equity Interests, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of Section 4.05, Section 4.10 and the definitions of “Restricted Payment” and “Permitted Investment,” an Investment shall include the portion (proportionate to the Company’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of that Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) the Company’s “Investment” in that Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of that Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its Fair Market Value at the time of the Investment.

“Investment Grade Rating” means a rating of the Notes of at least Baa3 by Moody’s and at least BBB- by S&P (or, if either such Rating Agency shall cease to provide such a rating of the Notes, an equivalent rating from a replacement Rating Agency).

“Issue Date” means November 9, 2016.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or at a place of payment.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any acquisition, including by means of a merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Company or its Restricted Subsidiaries to the seller or target if financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement in respect thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, including after release from any required escrow, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of that Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees (including, without limitation, brokers’ or investment bankers’ commissions or fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or reasonably expected to be paid or accrued as a liability under GAAP, as a consequence of the Asset Sale,

(b) all payments made on any Debt that is secured by any Property subject to the Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale,

(c) all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of the Asset Sale,

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in the Asset Sale and retained by the Company or any Restricted Subsidiary after the Asset Sale, and

(e) payments of unassumed liabilities (not constituting Debt) relating to the Property that is the subject of the Asset Sale at the time of, or within 30 days after, such Asset Sale.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning in the second paragraph of the preamble.

“Notes Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Obligations” means, with respect to any Debt, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Debt.

“Offering Circular” means the offering circular, dated November 1, 2016, relating to the offering of the Initial Notes.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Assistant Treasurer, the Secretary or the Assistant Secretary of the Company.

“Officer’s Certificate” means a certificate signed by an Officer of the Company and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel which is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Pari Passu Debt” means: (a) with respect to the Company, the Notes and any Debt which ranks pari passu in right of payment to the Notes (including the 2026 Notes); and (b) with respect to any Guarantor, its Guarantee and any Debt which ranks pari passu in right of payment to such Guarantor’s Guarantee (including its guarantee of the 2026 Notes).

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any business that is reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged in on the Issue Date.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet delinquent or are being contested in good faith;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith;

(c) pledges and deposits under workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits or pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments (or appeal or surety bond relating to such judgments) that do not constitute an Event of Default;

(f) easements, zoning restrictions, licenses, title restrictions, rights-of-way and similar encumbrances on real property imposed by law or incurred or granted by the Company or any Subsidiary in the ordinary course of business that do not secure any material monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary; and

(g) minor imperfections in title that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Debt for borrowed money.

“Permitted Investments” means:

(1) any Investment by the Company or any of its Restricted Subsidiaries in the Company or any of its Restricted Subsidiaries;

(2) any Investment in cash or Cash Equivalents and Investments that were Cash Equivalents when made;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person at the time such Person becomes a Restricted Subsidiary; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, transfer or conveyance;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 4.07 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (a) existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date, (b) made pursuant to the Transaction Agreements or (c) consisting of any replacement, refinancing, extension, modification or renewal of any Investment existing on the Issue Date or made pursuant to the Transaction Agreements; provided that the amount of any such Investment may only be increased (i) as required by the terms of such Investment as in existence on the Issue Date, or (ii) as otherwise permitted under the applicable indenture;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates of the Company;

(7) Swap Contracts permitted under clause (g) of the second paragraph of Section 4.04;

(8) Investments (a) the payment for which consists of Equity Interests (exclusive of Disqualified Equity Interests) of the Company or (b) made using the proceeds of a substantially concurrent offering (with any offering completed within 90 days deemed as being substantially concurrent) of Equity Interests (other than Disqualified Equity Interests) of the Company; provided, however, that such Investment or proceeds, as applicable, will be excluded from the calculation of Equity Interest Sale Proceeds;

(9) guarantees of Debt permitted under Section 4.04;

(10) Investments consisting of (a) purchases and acquisitions of inventory, supplies, material, services or equipment, or other similar assets or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business or (b) non-exclusive licensing of intellectual property in the ordinary course of business or the leasing, licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(11) additional Investments in an aggregate amount (based on the original cost thereof and without giving effect to subsequent changes in value) taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed the greater of (x) $300.0 million and (y) 12.00% of Consolidated Total Assets (measured as of the last day of the fiscal quarter most recently ended prior to the making of such Investment for which internal financial statements are available at such time), provided that if such Investment is in Equity Interests of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed made under clause (1) or (3) above and shall not be included as having been made pursuant to this clause (11);

(12) advances to, or guarantees of Debt of, officers, directors and employees of the Company or its Subsidiaries not in excess of $10.0 million outstanding at any one time, in the aggregate;

(13) loans and advances to officers, directors and employees of the Company or its Subsidiaries for business-related travel expenses, moving expenses, payroll expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s direct or indirect purchase of Equity Interests of the Company;

(14) any Investment in any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(15) endorsements for collection or deposit in the ordinary course of business;

(16) Investments resulting from pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or that are made in connection with Permitted Liens;

(17) advances, prepayments, loans or extensions of credit to customers and suppliers in the ordinary course of business;

(18) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(19) operating deposit accounts with depository institutions and other ordinary course cash management; and

(20) deposits to secure bids, tenders, utilities, vendors, leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other deposits of like nature arising in the ordinary course of business;

(21) investments by any Receivables Financing SPC, the Company or any Restricted Subsidiary in a Receivables Financing SPC in each case made in connection with a Permitted Receivables Financing, and loans permitted by the applicable Permitted Receivables Financing that are made by the Company or a Restricted Subsidiary to a Receivables Financing SPC or by a Receivables Financing SPC to the Company or a Restricted Subsidiary in connection therewith;

(22) Investments consisting of non-cash consideration received in any Asset Sale;

(23) Investments in prepaid expenses, utility and workers’ compensation, performance and other similar deposits, each as entered into in the ordinary course of business;

(24) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(25) the Transactions.

“Permitted Liens” means:

(a) Liens to secure Debt (i) permitted to be Incurred under clause (b) of the second paragraph of Section 4.04 regardless of whether the Company and the Restricted Subsidiaries are actually subject to Section 4.04 at the time the Lien is Incurred and (ii) in respect of any guarantee by the Company or any Restricted Subsidiary of Debt permitted by clause (l)(y) of the second paragraph of Section 4.04;

(b) Permitted Encumbrances;

(c) Liens securing Swap Contracts permitted by clause (g) of the second paragraph of Section 4.04;

(d) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, including banker’s liens and rights of set-off, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(e) Liens on Property at the time the Company or any Restricted Subsidiary acquired the Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any Restricted Subsidiary other than additions thereto and proceeds and products thereof; provided further, however, that the Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Property was acquired by the Company or any Restricted Subsidiary;

(f) Liens on the Property of a Person at the time that Person becomes a Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any other Restricted Subsidiary other than additions thereto and proceeds and products thereof; provided further, however, that the Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary;

(g) pledges or deposits by the Company or any Restricted Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h) Liens, assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with worker’s compensation loss portfolio transfer insurance transactions or any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(i) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens to secure Debt permitted by clause (c) of the second paragraph of Section 4.04; provided that such Liens attach only to the assets acquired, constructed or improved with the proceeds of the applicable Debt (or the Debt refinanced with Permitted Refinancing Debt) and additions thereto and products and proceeds thereof;

(k) Liens in favor of surety bonds or letters of credit issued pursuant to the request of and for the account of the Company or a Restricted Subsidiary in the ordinary course of its business, provided that these letters of credit do not constitute Debt;

(l) leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of the real property in the operation of the business of the Company or the Restricted Subsidiary;

(m) Liens on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

(n) Liens attaching to or related to joint ventures, restricting Liens on interests in those joint ventures;

(o) Liens existing on the Issue Date not otherwise described in clause (a) above;

(p) Liens on (x) the Property of any Foreign Restricted Subsidiary to secure any Debt permitted to be Incurred by the Foreign Restricted Subsidiary pursuant to Section 4.04 and (y) the Property of the Company or any Restricted Subsidiary to secure any Debt permitted to be Incurred under clause (k) of such Section;

(q) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (e), (f) or (o) above; provided, however, that any Lien of this kind shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by the Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount of the Debt secured by Liens described under clause (e), (f) or (o) below, as the case may be, at the time the original Lien became a Permitted Lien under this Indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or the Restricted Subsidiary in connection with the Refinancing;

(r) Liens not otherwise permitted by clauses (a) through (q) above securing Debt permitted by Section 4.04, so long as on a Pro Forma Basis (but excluding the cash proceeds of such Debt for purposes of calculating the Consolidated Secured Net Leverage Ratio), the Consolidated Secured Net Leverage Ratio does not exceed 1.50 to 1.00;

(s) Liens on cash or Cash Equivalents deposited with the Trustee or similar agent for the holders of any Debt pending the payment, purchase, defeasance or other retirement of such Debt in connection with a Refinancing;

(t) Liens not otherwise permitted by clauses (a) through (s) above securing Debt and other obligations in an aggregate principal amount not in excess of the greater of (i) $100.0 million and (ii) 4.5% of Consolidated Total Assets (measured as of the last day of the fiscal quarter most recently ended prior to the date of Incurrence thereof for which internal financial statements are available at such time);

(u) leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company or any Restricted Subsidiary, taken as a whole, or (ii) secure any Debt;

(v) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business permitted by this Indenture;

(w) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(x) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Company or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Company or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Restricted Subsidiary in the ordinary course of business;

(y) Liens on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(z) Liens consisting of an agreement to dispose of any Property in a sale, transfer, lease, license or other disposition permitted under this Indenture, to the extent that such sale, transfer, lease, license or other disposition would have been permitted on the date of the creation of such Lien;

(aa) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(cc) Liens on Property subject to any Sale and Leaseback Transaction permitted under this Indenture and general intangibles related thereto; and

(dd) Liens securing obligations under Swap Contracts in a net amount not to exceed $50.0 million.

“Permitted Receivables Financing” means any one or more receivables financings in which (a) the Company or any Restricted Subsidiary (i) conveys or sells any accounts (as defined in the Uniform Commercial Code as in effect in the State of New York), payment intangibles (as defined in the Uniform Commercial Code as in effect in the State of New York), notes receivable or residuals (collectively, together with certain property relating thereto and the right to collections thereon and any proceeds thereof, being the “Transferred Assets”) to any Person that is not a Subsidiary or Affiliate of the Company (with respect to any such transaction, the “Receivables Financier”), (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets and/or (iii) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to the Receivables Financier or (b) the Company or any Restricted Subsidiary sells, transfers, conveys or otherwise contributes any Transferred Assets to a Receivables Financing SPC, which Receivables Financing SPC then (i) conveys or sells any such Transferred Assets (or an interest therein) to another Receivables Financier, (ii) borrows from such Receivables Financier and secures such borrowings by a pledge of such Transferred Assets or (iii) otherwise finances its acquisition of such Transferred Assets and, in connection therewith, conveys an interest in such Transferred Assets to such Receivables Financier; provided that, as to either clause (a) or (b), (A) the aggregate Attributed Principal Amount for all such financings shall not at any one time exceed $100.0 million and (B) such financings shall not involve any recourse to the Company or any Restricted Subsidiary (other than a Receivables Financing SPC) for any reason other than (v) repurchases of non-eligible assets, (w) indemnifications for losses or dilution other than credit losses related to the Transferred Assets, (x) any obligations not constituting Debt under servicing arrangements for the receivables, (y) any interest rate swaps or currency swaps permitted hereunder and entered into in connection with a Permitted Receivables Financing on a “back to back” basis with swaps entered into by a Receivables Financing SPC or (z) representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Restricted Subsidiary which the Company has determined in good faith to be customary in a “non-recourse” receivables financing.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) the new Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to the Refinancing,

(b) the Average Life of the new Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c) the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that is not a Guarantor that Refinances Debt of the Company or a Guarantor, or

(y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interests of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Equity Interests issued by that Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Restricted Subsidiary.

“principal” of any Debt (including the Notes) means the principal amount of such Debt plus the premium, if any, on such Debt.

“Productive Assets” means assets (other than securities and inventory) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, that all Specified Transactions occurring prior to the end of the applicable measurement period (and following the last day of such measurement period and on or prior to the applicable date of determination) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant and: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all Equity Interests in any Subsidiary of the Company owned by the Company or any of its Subsidiaries or any division or line of business, shall be excluded, and (ii) in the case of an acquisition or investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Debt and (c) any Debt Incurred or assumed by the Company or any of the Subsidiaries in connection therewith and if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination; provided that, any cost savings adjustments in connection therewith shall be subject to the limitations set forth in clause (b)(iv) of the definition of “Consolidated EBITDA.”

“Property” means, with respect to any Person, any interest of that Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Equity Interests in, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of the Debt does not exceed the anticipated useful life of the Property being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of the Property, including additions and improvements thereto;

provided, however, that the Debt is Incurred within 180 days after the acquisition, construction or lease of the Property by the Company or Restricted Subsidiary.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” means any Equity Interests of the Company that is not Disqualified Equity Interests.

“Rating Agency” means each of Moody’s and S&P; provided that if either such agency shall cease to provide ratings of the Notes for reasons beyond the Company’s control, then such term shall also include any replacement credit ratings agency of nationally recognized standing that is selected by the Company.

“Receivables Financier” has the meaning set forth in the definition of “Permitted Receivables Financing.”

“Receivables Financing SPC” means (1) a wholly owned direct Subsidiary of the Company which engages in no activities other than in connection with the financing of Transferred Assets pursuant to a Permitted Receivables Financing that meets the following criteria: (a) no portion of the Debt or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Debt)) pursuant to customary securitization undertakings, (ii) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way (other than pursuant to customary securitization undertakings) or (iii) subjects any property or asset (other than the Transferred Assets) of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary securitization undertakings, (b) with which neither the Company nor any of its other Restricted Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Financing documentation (including with respect to the servicing of the accounts receivable and related assets and the administration of the Receivables Financing SPC)) on terms less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company (as determined by the Company in good faith), and (c) to which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results and (2) each general partner of any such Subsidiary described in clause (1) that meets all of the criteria set forth in clause (1).

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, that Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A bearing the Global Notes Legend and the Restricted Note Legend and the Regulation S Global Notes Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Global Notes.

“Regulation S Global Notes Legend” means the legend set forth in Section 2.07(g)(iii) hereof.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease, satisfy and discharge or otherwise retire that Debt. “Repaid” shall have a correlative meaning. For purposes of Section 4.07, Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Restricted Notes Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Restricted Notes Legend.

“Restricted Investment” means any Investment by the Company or a Restricted Subsidiary other than a Permitted Investment.

“Restricted Notes Legend” means the legend set forth in Section 2.07(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Equity Interests of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made to the Company or the parent of the Restricted Subsidiary or any dividend or distribution payable solely in shares of Qualified Equity Interests of the Company;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary (other than from the Company or any Restricted Subsidiary) (other than a purchase, repurchase, redemption, acquisition or retirement in which the consideration consists of Qualified Equity Interests of the Company);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than (i) the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition and (ii) Debt permitted under clause (d) of the definition of “Permitted Debt”); or

(d) the making of any Restricted Investment.

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that Property to another Person and the Company or a Restricted Subsidiary leases it from that other Person together with any Refinancings thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Credit Facilities” means the credit facilities provided pursuant to that certain credit agreement, dated as of the Issue Date, by and among the Company, the Guarantors, Bank of America, N.A., as administrative agent, the lenders party thereto from time to time, and the other parties thereto.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Sales” means sales of (a) inventory and materials in the ordinary course of business, (b) surplus, obsolete or worn-out Property, (c) cash or Cash Equivalents, (d) Equity Interests or Debt of Unrestricted Subsidiaries, (e) accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and (f) property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale are applied substantially concurrently with such sale to the purchase price of similar replacement property.

“Specified Transaction” means any of the following: (i) any Investment by the Company or any Restricted Subsidiary in any Person (including any acquisition) other than a Person that was a Wholly Owned Restricted Subsidiary on the first day of such period involving (w) an investment in an Unrestricted Subsidiary, (x) the acquisition of a new Restricted Subsidiary or interest in a joint venture, (y) an increase in the Company’s and its Restricted Subsidiaries’ consolidated economic ownership of a Restricted Subsidiary or (z) the acquisition of a product line or business unit, (ii) any Asset Sale involving (x) the disposition of Equity Interests of a Subsidiary or joint venture (other than to the Company or a Subsidiary) or (y) the disposition of a product line or business unit, (iii) any Incurrence or repayment of Debt (in each case, other than revolving indebtedness in the ordinary course of business under revolving credit facilities), (iv) any Restricted Payment in respect of the Company’s Equity Interests, (v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or designation of an Unrestricted Subsidiary to be a Restricted Subsidiary and (vi) any other transaction specifically required to be given effect to on a Pro Forma Basis.

“Spinoff” means the distribution of 100% of the issued Equity Interests of the Company to the holders of the common stock of ConAgra on the Issue Date as described in the Form 10.

“Stated Maturity” means, with respect to any security, the date specified in the security as the fixed date on which the payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless that contingency has occurred).

“Subordinated Obligation” means any Debt of the Company or a Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Transaction Agreements” means the tax matters agreement, the employee matters agreement, the transition services agreement and each of the other agreements entered into among ConAgra and/or certain of its subsidiaries (after giving effect to the Spinoff), on the one hand, and the Company and/or certain of its Subsidiaries, on the other, in each case, as contemplated by the Form 10 at or prior to the time of the Spinoff, in each case, on terms that are not less favorable in any material respect, taken as a whole, than the terms contemplated by the Form 10.

“Transactions ” means the execution, delivery and performance by the Company and the Guarantors of the Senior Secured Credit Facilities, the borrowing of loans and other credit extensions of credit on the Issue Date under the Senior Secured Credit Facilities, the issuance of the Notes and the 2026 Notes, the payment to ConAgra of approximately $823.5 million on the Issue Date, the entering into of the Transaction Agreements, the Spinoff and the other transactions in connection therewith to occur on or prior to the Issue Date.

“Transferred Assets” has the meaning set forth in the definition of “Permitted Receivables Financing.”

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2021; provided, however, that if the period from the redemption date to November 1, 2021 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. On the second Business Day preceding the applicable redemption date, the Company will (1) calculate the Treasury Rate and (2) file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs such functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Restricted Notes Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Notes Legend and that has the “Schedule of Increases or Decreases in Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Restricted Notes Legend.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to Section 4.10 and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person means all classes of Equity Interests or other interests (including partnership interests) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at that time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.09
“Change of Control Offer”	4.12(a)
“Change of Control Payment Date”	4.12(b)(B)
“Change of Control Purchase Price”	4.12(a)
“covenant defeasance option”	8.01(b)
“Events of Default”	6.01
“Excess Proceeds”	4.07(c)
“Guaranteed Obligations”	10.01(a)
“LCA Election”	1.05
“LCA Test Date”	1.05
“legal defeasance option”	8.01(b)
“Notes Register”	2.04
“Offer Amount”	4.07(d)(2)
“Offer Period”	4.07(d)(2)
“Paying Agent”	2.04
“Permitted Debt”	4.04
“Prepayment Offer”	4.07(c)
“Registrar”	2.04
“Successor Company”	5.01(a)
“Successor Person”	5.01
“Suspended Covenants”	4.01
“Suspension Period”	4.01

SECTION 1.03. [Reserved].

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) unsecured Debt shall not be deemed to be subordinate or junior to secured Debt merely by virtue of its nature as unsecured Debt;

(7) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer thereof dated such date prepared in accordance with GAAP; and

(8) the principal amount of any Preferred Stock shall be the greater of (i) the maximum liquidation value of such Preferred Stock and (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock.

SECTION 1.05. Limited Condition Acquisitions(1) . Notwithstanding anything in this Indenture to the contrary, when calculating any applicable ratio or determining other compliance with this Indenture (including the determination of compliance with any provision of this Indenture which requires that no Default or Event of Default has occurred and is continuing or would result therefrom) in connection with a transaction undertaken in connection with the consummation of a Limited Condition Acquisition, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, may, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Debt and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period for which internal financial statements are available at such time ending prior to the LCA Test Date, the Company or the applicable Restricted Subsidiary could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such ratios and provisions shall be deemed to have been complied with. For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Company) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related specified transactions. If the Company has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated (1) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any Incurrence of Debt and the use of proceeds thereof) have been consummated and (2) on a Pro Forma Basis but without giving effect to such Limited Condition Acquisition and other transactions in connection therewith (including any Incurrence of Debt and use of proceeds thereof).

ARTICLE II

The Notes

SECTION 2.01. Amount of Notes. The aggregate principal amount of Notes (other than Notes issued pursuant to Section 2.07) which may be authenticated and delivered under this Indenture on the Issue Date is $833,000,000.

The Company may from time to time after the Issue Date issue Additional Notes under this Indenture in an unlimited principal amount, so long as (i) the Incurrence of the Indebtedness represented by such Additional Notes is at such time permitted by Section 4.04 and (ii) such Additional Notes are issued in compliance with the other applicable provisions of this Indenture.

With respect to any Additional Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.14, 3.08, 4.06(c) or 9.04), there shall be (a) established in or pursuant to a resolution of the Board of Directors and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:

(1) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture;

(2) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; and

(3) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.07 in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.

If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or an indenture supplemental hereto setting forth the terms of the Additional Notes.

The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable.

SECTION 2.02. Form and Dating. Provisions relating to the Initial Notes are set forth in Section 2.07. The (i) Initial Notes and the Trustee’s certificate of authentication and (ii) any Additional Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

SECTION 2.03. Execution and Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer of the Company (a) Initial Notes for original issue on the date hereof in an aggregate principal amount of $833,000,000 and (b) subject to the terms of this Indenture, Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. Such order shall specify the amount of separate Note certificates to be authenticated, the principal amount of each of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the registered Holder of each of the Notes and delivery instructions. For the avoidance of doubt, the Company will be required to deliver an Opinion of Counsel with respect to the authentication of the Initial Notes. Notwithstanding anything to the contrary in this Indenture, any issuance of Additional Notes shall be in a principal amount of at least $2,000 and integral multiples of $1,000 in excess thereof.

One Officer of the Company shall sign the Notes for the Company by manual or facsimile signature. The Company’s seal may be (but shall not be required to be) impressed, affixed, imprinted or reproduced on the Notes and may be in facsimile form.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a written order of the Company in the form of an Officer’s Certificate for the authentication and delivery of such Notes, and the Trustee in accordance with such written order of the Company shall authenticate and deliver such Notes.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee may appoint an Authentication Agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an Authentication Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authentication Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04. Registrar and Paying Agent. The Company initially appoints DTC to act as Depositary with respect to the Global Notes. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register (the “Notes Register”) of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar, co-registrar or transfer agent.

The Company initially appoints the Trustee as Registrar, Paying Agent and the Notes Custodian with respect to the Global Notes.

The Company may remove any Registrar or Paying Agent upon five Business Days’ prior written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) if applicable, acceptance of an appointment by a successor Registrar or Paying Agent, as the case may be, as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee; provided, however, that the Trustee may resign as Paying Agent or Registrar only if the Trustee also resigns as Trustee in accordance with Section 7.08.

SECTION 2.05. Paying Agent To Hold Money in Trust. Prior to each due date of the principal and interest on any Note, the Company shall deposit with the Paying Agent (or if the Company or a Subsidiary thereof is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holder or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee in writing of any default by the Company in making any such payment. If the Company or a Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06. Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holder. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.07. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.07, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless, and, if applicable, subject to the limitation on issuance of Definitive Notes set forth in Section 2.07(c)(ii), (i) the Depositary (x) notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Company within 120 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes (although Regulation S Global Notes may not be exchanged for Definitive Notes prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B)) or (iii) upon the request of a Holder if there shall have occurred and be continuing an Event of Default with respect to the Notes and the Trustee has received a written request from the Depositary to issue Definitive Notes. Upon the occurrence of any of the events described in clause (i), (ii) or (iii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.14 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Sections 2.08 or 2.14 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events described in clause (i), (ii) or (iii) above and pursuant to Section 2.07(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Restricted Notes Legend; provided, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided, that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Global Note prior to (x) the expiration of the applicable Restricted Period therefor and (y) the receipt by the Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.07(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.07(b)(ii) hereof and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.07(b)(ii) hereof and the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.07(b)(iv), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act

If any such transfer is effected pursuant to Section 2.07(b)(iv) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.03 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (iv) above.

(v) Transfer and Exchange of Beneficial Interests in an Unrestricted Global Note for Beneficial Interests in a Restricted Global Note. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 2.07(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(h) hereof, and the Company shall execute and, upon receipt of an authentication order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.07(c)(i) (except transfers pursuant to clause (F) above) shall bear the Restricted Notes Legend and shall be subject to all restrictions on transfer contained therein

(ii) Beneficial Interests in Regulation S Global Note to Definitive Notes. Notwithstanding Sections 2.07(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certifications of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 2.06(a) hereof and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof, or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this Section 2.07(c)(iii), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 2.07(a) hereof and satisfaction of the conditions set forth in Section 2.07(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(h) hereof, and the Company shall execute and the Trustee, upon receipt of an authentication order, shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c)(iv) shall not bear the Restricted Notes Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.07(d)(ii), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions of this Section 2.07(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes:

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to Section 2.07(d)(ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.03 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.07(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or;

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof, and, in each such case set forth in this subparagraph (D), if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Intentionally Omitted].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Restricted Notes Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR ITS SUBSIDIARIES OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE

SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.07 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Restricted Notes Legend.

(ii) Global Notes Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.”

(iii) Regulation S Global Notes Legend. Except as permitted by subparagraph (ii)(B) above, each Global Note and Definitive Note issued in a transaction exempt from registration pursuant to Regulation S shall also bear the legend in substantially the following form:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.10 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an authentication order in accordance with Section 2.03 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.08, 2.14, 3.06, 4.07 and 4.12 hereof).

(iii) Neither the Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date or (D) to register the transfer or exchange of any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or a Prepayment Offer.

(iv) Neither the Registrar nor the Company shall be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Registrar, the Notes Custodian, the Paying Agent and the Company shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, the Notes Custodian, the Paying Agent or the Company shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Company designated in this Indenture, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, subject to Section 2.07(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.03 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) Neither the Trustee nor the Registrar shall have any duty to monitor the Company’s compliance with or have any responsibility with respect to the Company’s compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the Notes. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Depository’s participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, as is expressly required by, and to do so if and when expressly required by, the terms of this Indenture or the Notes and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi) The Company, the Trustee, and the Registrar reserve the right to require the delivery by any Holder or purchaser of a Note of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer of any Restricted Global Note or Restricted Definitive Note is being made in compliance with the Securities Act or the Exchange Act, or rules or regulations adopted by the Commission from time to time thereunder, and applicable state securities laws.

SECTION 2.08. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee and/or the Authentication Agent, as applicable. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee (and the Paying Agent, Registrar and Authentication Agent, if not the Trustee) to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company.

The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.09. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee, except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.09 as not outstanding. Subject to Section 11.04, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.08 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.10. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel and dispose of all Notes surrendered for registration of transfer, exchange, payment or cancellation in its customary manner. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation, except pursuant to the terms of this Indenture. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.11. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest then borne by the Notes (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver or cause to be delivered to each affected Holder (with a copy to the Trustee) a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12. CUSIP, ISIN or Common Code Numbers. The Company in issuing the Notes may use “CUSIP,” “ISIN” or “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP,” “ISIN” or “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that neither the Company nor the Trustee shall have any responsibility for any defect in the “CUSIP,” “ISIN” or “Common Code” number that appears on any Note, check, advice of payment or redemption notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in such numbers.

SECTION 2.13. Calculation of Principal Amount of Notes. The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented, by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.08 and Section 11.07 of this Indenture. Any calculation of the Applicable Premium made pursuant to this Indenture or the Notes shall be made by the Company and delivered to the Trustee pursuant to an Officer’s Certificate. The Trustee shall have no liability or responsibility for any calculation made hereunder or in connection herewith or for any information used in any such calculation.

SECTION 2.14. Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes and deliver them in exchange for temporary Notes.

ARTICLE III

Redemption

SECTION 3.01. Notices to Trustee. If the Company elects to redeem Notes pursuant to paragraph 5 of the Notes, it shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed and that such redemption is being made pursuant to paragraph 5 of the Notes.

The Company shall give each notice to the Trustee provided for in this Section 3.01 at least 5 Business Days before the date of giving the notice of redemption pursuant to Section 3.03, unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein.

SECTION 3.02. Selection of Notes To Be Redeemed. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption shall be made on a pro rata basis (subject to the rules of DTC) unless otherwise required by law or applicable stock exchange requirements; provided, however, that such Notes shall only be redeemable in principal amounts of a minimum of $2,000 or an integral multiple of $1,000 in excess thereof. The Trustee shall make the selection from outstanding Notes not previously called for redemption. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.03. Notice of Redemption. Notice of redemption shall be mailed by first-class mail (or electronic transmission in the case of Notes held in book-entry form) to each Holder of Notes to be redeemed at its registered address, at least 30 but not more than 60 days before the redemption date, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance or a satisfaction and discharge of the Notes.

Notices of redemption may be subject to the satisfaction of one or more conditions precedent established by the Company in its sole discretion, including completion of an Equity Offering or other corporate transaction.

The notice shall identify the Notes to be redeemed (including any CUSIP, Common Code or ISIN numbers and shall state:

(1) the redemption date;

(2) the redemption price or the information specified in clause (c) of paragraph 5 of the Notes;

(3) the name and address of the applicable Paying Agent;

(4) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5) if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the particular Notes to be redeemed;

(6) subject to clauses (8) and (9) below, that, unless the Company defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes;

(8) whether such notice is conditional and the timeframe for satisfying such conditions; and

(9) if such redemption is subject to satisfaction of one or more conditions precedent, that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date or by the redemption date so delayed.

At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Officer’s Certificate delivered to the Trustee pursuant to Section 3.01 hereof requests that the Trustee give such notice and sets forth the information to be stated in such notice as required by this Section 3.03.

If the Company elects to provide, in lieu of the redemption price, the information specified in clause (c) of paragraph 5 of the Notes in the notice of redemption, the Trustee shall give the notice of the redemption price, in the Company’s name and the Company’s expense, one Business Day prior to the redemption date.

SECTION 3.04. Effect of Notice of Redemption. Except as contemplated by Section 3.03, once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the applicable Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the date of redemption). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05. Deposit of Redemption Price. On or prior to 10:00 a.m., New York City time, on the Business Day immediately preceding the anticipated redemption date, the Company shall deposit with the applicable Paying Agent (or, if the Company or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money in U.S. Dollars sufficient to pay the redemption price of and accrued interest (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the date of redemption) on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation.

SECTION 3.06. Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon surrender for cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption, unless the Company defaults in the payment of the redemption price.

ARTICLE IV

Covenants

SECTION 4.01. Covenant Suspension. During any period of time that:

(a) the Notes have Investment Grade Ratings from both Rating Agencies, and

(b) no Default or Event of Default has occurred and is continuing under this Indenture,

the Company and the Restricted Subsidiaries will not be subject to the following Sections of this Indenture: Section 4.04, Section 4.05, Section 4.07, Section 4.08, Section 4.09, clause (x) of the third paragraph (and as referred to in the first paragraph) of Section 4.10, Section 4.14 and clause (d) of Section 5.01 (collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence (any such period, a “Suspension Period”) and, subsequently, one or both of the Rating Agencies downgrades the ratings assigned to the Notes below the required Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after that downgrade; provided that there will not be deemed to have occurred a Default or Event of Default with respect to any Suspended Covenants during the time that the Company and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during a Suspension Period). Notwithstanding the foregoing, the Company may not designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries during any Suspension Period.

During any Suspension Period, the amount of Excess Proceeds shall be set at zero.

The Company shall promptly notify the Trustee in an Officer’s Certificate of the existence, and of the termination, of any Suspension Period. The Trustee shall not have any obligation to monitor the ratings of the Notes or the existence or termination of any Suspension Period and may rely conclusively on such Officer’s Certificate. The Trustee shall not have any obligation to notify the Holders of the existence or termination of any Suspension Period, but may provide a copy of such Officer’s Certificate to any Holder of Notes upon request.

SECTION 4.02. Payment of Notes. The Company shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the applicable Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

SECTION 4.03. SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Holders of Notes with annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections, and the information, documents and reports to be so filed and provided at the times specified for the filing of the information, documents and reports under those Sections (provided that if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to the Company shall be that required of a non-accelerated filer and in any case including any extension as would be permitted by Rule 12b-25 under the Exchange Act); provided, however, that (x) (i) the Company shall not be so obligated to file the information, documents and reports with the SEC if the SEC does not permit those filings and (ii) the electronic filing with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system providing for free public access to such filings) shall satisfy the Company’s obligation to provide such reports, information and documents to the Trustee and the Holders of Notes, it being understood that the Trustee shall have no responsibility to determine whether or not such information has been filed and (y) the Company shall not be required to provide the type of information contemplated by Rule 3-10 of Regulation S-X with respect to separate financial statements for Guarantors or any financial statements for unconsolidated subsidiaries or 50% or less-owned persons contemplated by Rule 3-09 of Regulation S-X, or in each case any successor provisions. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officer’s Certificate).

SECTION 4.04. Limitation on Debt. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of the Incurrence or be continuing following the Incurrence and either:

(1) the Debt is Debt of the Company or any Restricted Subsidiary and after giving effect to the Incurrence of the Debt and the application of the proceeds thereof on a Pro Forma Basis, the Consolidated Fixed Charges Coverage Ratio would be greater than 2.00 to 1.00; provided that the aggregate amount of Debt that may be Incurred pursuant to the foregoing by a Restricted Subsidiary that is not a Guarantor, when aggregated with the then outstanding amount of Permitted Refinancing Debt in respect thereof pursuant to clause (t) of the following paragraph, shall not at any one time be outstanding in an amount exceeding the greater of (i) $110.0 million and (ii) 5.0% of Consolidated Total Assets (measured as of the last day of the fiscal quarter most recently ended prior to the date of Incurrence thereof for which internal financial statements are available at such time), or

(2) the Debt is Permitted Debt.

“Permitted Debt” means:

(a) Debt of the Company and the Guarantors evidenced by (i) the Initial Notes and the related Guarantees and (ii) the 2026 Notes and the related guarantees;

(b) Debt of the Company or a Restricted Subsidiary Incurred under any Credit Facilities in an aggregate principal amount outstanding at any time not to exceed $2.0 billion;

(c) Debt of the Company or any Restricted Subsidiary Incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting Purchase Money Debt), including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that the aggregate principal amount of Debt Incurred in reliance on this clause (c) shall not exceed, when aggregated with the amount of Permitted Refinancing Debt in respect thereof pursuant to clause (t) below, the greater of (i) $200.0 million and (ii) 10.0% of Consolidated Total Assets (measured as of the last day of the fiscal quarter most recently ended prior to the date of Incurrence thereof for which internal financial statements are available at such time) at any time outstanding;

(d) Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Equity Interests or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof, and (2) if the Company or a Guarantor is the obligor on any such Debt owing to a Restricted Subsidiary that is not a Guarantor, the Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes or the related Guarantees, as applicable;

(e) Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary; provided that Debt of Restricted Subsidiaries that are not Guarantors that is Incurred under this clause (e) may not be Incurred in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was otherwise acquired by the Company; provided further that at the time that Person was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt on a Pro Forma Basis, (i) the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this Section 4.04 or (ii) the Consolidated Fixed Charges Coverage Ratio would have been greater than such ratio immediately prior to such transaction;

(f) Debt of the Company or a Restricted Subsidiary Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which a Person became a Restricted Subsidiary of the Company or was otherwise acquired by the Company or a Restricted Subsidiary; provided at the time that Person was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, (i) the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant or (ii) the Consolidated Fixed Charges Coverage Ratio would have been greater than such ratio immediately prior to such transaction; provided that the aggregate amount of Debt that may be Incurred pursuant to this clause (f) by a Restricted Subsidiary that is not a Guarantor, when aggregated with the then outstanding amount of Permitted Refinancing Debt in respect thereof pursuant to clause (t) below, shall not at any one time be outstanding in an amount exceeding the greater of (i) $110.0 million and (ii) 5.0% of Consolidated Total Assets (measured as of the last day of the fiscal quarter most recently ended prior to the date of Incurrence thereof for which internal financial statements are available at such time);

(g) Debt in respect of Swap Contracts; provided that such Swap Contracts are (or were) entered into in for the purpose of mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodity prices, and not for purposes of speculation;

(h) Debt in respect of workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties and similar arrangements, in each case in the ordinary course of business;

(i) to the extent constituting Debt, indemnification and non-compete obligations or adjustments in respect of the purchase price (including earn-outs and other contingent deferred payments) in connection with any acquisition or disposition permitted by this Indenture;

(j) Debt outstanding on the Issue Date not otherwise described in clause (a) or (b) above or clause (l)(y) below;

(k) Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed the greater of $250.0 million and 10.0% of Consolidated Total Assets (measured as of the last day of the fiscal quarter most recently ended prior to the date of Incurrence thereof for which internal financial statements are available at such time);

(l) Debt of Restricted Subsidiaries that are not Guarantors in an aggregate principal amount outstanding at any one time not to exceed (x) $50.0 million plus (y) in the case of Foreign Subsidiaries organized under the Laws of the People’s Republic of China, RMB450,000,000;

(m) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or any Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Debt is promptly repaid;

(n) (x) any guarantee by the Company or a Restricted Subsidiary of Debt or other obligations of any Restricted Subsidiary so long as the Incurrence of such Debt Incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or (y) any guarantee by a Restricted Subsidiary of Debt of the Company; provided that such guarantee is Incurred in accordance with Section 4.14;

(o) Debt in connection with any Permitted Receivables Financing;

(p) Debt representing deferred compensation to employees of the Company and its Restricted Subsidiaries Incurred in the ordinary course of business;

(q) Debt Incurred in the ordinary course of business in connection with cash pooling arrangements and cash management incurred in the ordinary course of business in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto;

(r) Debt consisting of unpaid insurance premiums owing to insurance companies and insurance brokers Incurred in connection with the financing of insurance premiums in the ordinary course of business;

(s) guarantees of Debt otherwise permitted by this Section 4.04 and of other obligations otherwise permitted under this Indenture; and

(t) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this Section 4.04 and clauses (a), (c), (e), (f), (j), (k) and (s) above.

For purposes of determining compliance with any restriction on the Incurrence of Debt in dollars where Debt is denominated in a different currency, the amount of such Debt will be the Dollar Equivalent determined on the date of such determination, provided that if any such Debt denominated in a different currency is subject to a Swap Contract (with respect to dollars) covering principal amounts payable on such Debt, the amount of such Debt expressed in such foreign currency will be adjusted to take into account the effect of such agreement. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being Refinanced will be the Dollar Equivalent of the Debt Refinanced determined on the date such Debt being Refinanced was initially Incurred. Notwithstanding any other provision of this Section 4.04, for purposes of determining compliance with this Section 4.04, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or any Restricted Subsidiary may Incur under any of clauses (a) through (t) of this Section 4.04.

For purposes of determining compliance with this Section 4.04, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses, and the Company will be entitled to divide and classify and reclassify an item of Debt in more than one of the types of Debt described above; provided that (i) Debt may not be reclassified under clause (j) above and (ii) all Debt outstanding under the Senior Secured Credit Facilities on the Issue Date shall be deemed to be outstanding pursuant to clause (b) above.

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Debt, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Debt outstanding solely as a result of fluctuations in the applicable Dollar Equivalent amount of any Debt will not be deemed to be an Incurrence of Debt for purposes of this Section 4.04. The principal amount of any non-interest bearing Debt or other discount security constituting Debt at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Company dated such date prepared in accordance with GAAP.

SECTION 4.05. Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, the proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of Section 4.04, or

(c) the aggregate amount of that Restricted Payment and all other Restricted Payments (other than Restricted Payments during a Suspension Period and Restricted Payments made pursuant to clauses (c) through (m) of the following paragraph) declared or made after the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the Available Amount.

Notwithstanding the foregoing limitation, the Company may:

(a) pay dividends on its Equity Interests within 60 days of the declaration thereof if, on said declaration date, the dividends could have been paid in compliance with this Indenture;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Equity Interests of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than Disqualified Equity Interests and other than Equity Interests issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees);

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt;

(d) (i) purchase, repurchase, redeem, legally defease, acquire or retire for value any Disqualified Equity Interests in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt or (ii) pay scheduled dividends (not constituting a return on capital) on Disqualified Equity Interests of the Company issued pursuant to and in compliance with Section 4.04;

(e) permit a Restricted Subsidiary that is not a Wholly Owned Subsidiary to pay dividends to shareholders of that Restricted Subsidiary that are not the parent of that Restricted Subsidiary, so long as the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary receives dividends on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis;

(f) (i) make cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible into Equity Interests of the Company, (ii) purchase fractional shares arising out of stock dividends, stock splits, stock combinations or business combinations or (iii) the repurchase or redemption of rights to purchase Equity Interests of the Company issued in connection with any future shareholder rights plan of the Company;

(g) make repurchases of shares of common stock or other Equity Interests of the Company deemed to occur (A) upon the exercise, conversion or exchange of options, warrants or other rights to purchase Equity Interests of the Company if such Equity Interests of the Company represent a portion of the exercise price thereof, (B) as a result of such shares of common stock or other Equity Interests being utilized to satisfy tax withholding obligations upon (i) the exercise of options, warrants or other rights to purchase Equity Interests of the Company or (ii) the vesting of other Equity Interests of the Company or the withholding taxes applicable to such options, warrants or other rights to purchase Equity Interests of the Company or (C) upon the cancellation of Equity Interests of the Company;

(h) repurchase Equity Interests of the Company from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans approved by the Board of Directors under which such individuals acquire such Equity Interests; provided, however, that the aggregate amount of such repurchases shall not exceed the sum of (i) $15.0 million in any calendar year (with unused amounts in any calendar year carried over to succeeding calendar years subject to a maximum of $35.0 million in any calendar year) plus (ii) the net cash proceeds of any “key man” life insurance policies of the Company or any Restricted Subsidiary that have not been used to make any repurchases under this clause (h);

(i) purchase, defease or otherwise acquire or retire for value any Subordinated Obligations upon a Change of Control of the Company or an Asset Sale by the Company, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if the Company has previously made the offer to purchase notes required under Section 4.12 or Section 4.07;

(j) make other Restricted Payments in aggregate amount not to exceed the greater of (x) $200.0 million and (y) 9.0% of Consolidated Total Assets (calculated as of the last day of the fiscal quarter most recently ended prior to the time of the applicable Restricted Payment for which internal financial statements are available at such time);

(k) make other Restricted Payments, provided that after giving effect to such Restricted Payment on a Pro Forma Basis the Consolidated Net Leverage Ratio will be less than or equal to 3.75 to 1.00;

(l) make other Restricted Payments using the proceeds of a substantially concurrent offering of Equity Interests (other than Disqualified Equity Interests) of the Company; provided that such proceeds shall not be included in the Available Amount; and

(m) make payments under the Transaction Agreements;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (j) or (k), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this Section 4.05, a Restricted Payment permitted by this Section 4.05 or a Permitted Investment described in the definition of “Permitted Investments” need not be permitted solely by reference to one category of permitted Restricted Payments or Permitted Investments described in the definition of “Permitted Investments” (or any portion thereof) but may be permitted in part under any combination thereof.

For purposes of this Section 4.05, if any Restricted Payment or Investment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company may classify such Restricted Payment or Investment in any manner that complies with this Section 4.05 and may later reclassify any such Restricted Payment or Investment so long as such Restricted Payment or Investment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

SECTION 4.06. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes and the related Guarantees will be secured by that Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by that Lien for so long as such Lien is outstanding. Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.06 shall be automatically and unconditionally released and discharged upon the release and discharge of such other Lien.

For purposes of determining compliance with this Section 4.06, (A) a Lien securing an item of Debt need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this Section 4.06 but may be permitted in part under any combination thereof and (B) if a Lien securing an item of Debt meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this Section 4.06, the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Debt (or any portion thereof) in any manner that complies with this Section 4.06 and will be entitled to only include the amount and type of such Lien or such item of Debt secured by such Lien (or any portion thereof) in one of the categories (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to the first paragraph of this Section 4.06.

SECTION 4.07. Limitation on Asset Sales.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i) the Company or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; and

(ii) at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with such Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary by operation of law or otherwise (other than liabilities that are by their terms subordinated to the Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to those liabilities; provided that, for purposes of this clause (ii), Designated Non-Cash Consideration in an aggregate amount for all such Asset Sales that is at any time outstanding not to exceed the greater of (x) $50.0 million and (y) 2.75% of Consolidated Total Assets at the time of receipt of such Designated Non-Cash Consideration (measured as of the last day of the fiscal quarter most recently ended prior to the date of receipt thereof for which internal financial statements are available) (without giving effect to any write-off or write-down thereof) shall be deemed to be cash and Cash Equivalents.

For the purposes of this Section 4.07:

(1) securities or other assets received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days shall be considered to be cash to the extent of the cash received in that conversion;

(2) any cash consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale that is held in escrow or on deposit to support indemnification, adjustment of purchase price or similar obligations in respect of such Asset Sale shall be considered to be cash;

(3) Productive Assets received by the Company or any Restricted Subsidiary in connection with the Asset Sale shall be considered to be cash; and

(4) the requirement that at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale be in the form of cash or Cash Equivalents shall also be considered satisfied if the cash received constitutes at least 75% of the consideration received by the Company or the Restricted Subsidiary in connection with such Asset Sale, determined on an after-tax basis.

(b) The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(i) to repay Debt of the Company under clause (b) of the second paragraph of Section 4.04;

(ii) in the case of any Asset Sale by a Foreign Restricted Subsidiary, to repay any liability of one or more Foreign Restricted Subsidiaries;

(iii) to make capital expenditures or reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); or

(iv) any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b), (c) or (d) above, the Company and its Restricted Subsidiaries may temporarily reduce Debt (including under a revolving Credit Facility) or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(c) Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Cash (or in the event that the Company or any Restricted Subsidiary has entered into a binding agreement to acquire Additional Assets within such 365 day period, such period shall be extended for an additional 180 days with respect to the portion of such Net Available Cash so committed to be applied in such acquisition) or that the Company earlier elects to so designate shall constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds not previously subject to a Prepayment Offer exceeds $50.0 million, the Company will be required to make an offer to purchase (the “Prepayment Offer”) the Notes, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with this Indenture, the Company or such Restricted Subsidiary may use the remaining amount for any purpose permitted by this Indenture and the amount of Excess Proceeds will be reset to zero.

(d) (1) Not later than ten Business Days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail (or electronic transmission in the case of Notes held in book-entry form), to the Holders of Notes, accompanied by information regarding the Company and its Subsidiaries as the Company in good faith believes will enable the Holders to make an informed decision with respect to that Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date the notice is sent.

(2) Not later than the date upon which written notice of a Prepayment Offer is delivered to the Holders of Notes as provided above, the Company shall deliver to the Trustee an Officer’s Certificate as to (i) the amount of the Prepayment Offer (the “Offer Amount”), (ii) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Prepayment Offer is being made and (iii) the compliance of such allocation with the provisions of clause (c) of this Section 4.07. On or before the purchase date, the Company shall also irrevocably deposit with the Trustee or with the Paying Agent (or, if the Company or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section. Upon the expiration of the period for which the Prepayment Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof that have been validly tendered and are to be accepted by the Company. The Trustee or the Paying Agent shall, on the purchase date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Company to the Trustee is less than the Offer Amount, the Trustee or the Paying Agent shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this Section 4.07.

(3) At the time the Company delivers Notes to the Trustee that are to be accepted for purchase, the Company shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section. A Note shall be deemed to have been accepted for purchase at the time the Trustee or the applicable Paying Agent mails or delivers payment therefor to the surrendering Holder.

(e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.07. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.07, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.07 by virtue thereof.

SECTION 4.08. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Equity Interests, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or distributions prior to dividends or distributions being paid on any other Equity Interests shall not be deemed a restriction on the ability to pay dividends or make distributions on Equity Interests),

(b) make any loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Debt Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances), or

(c) transfer any of its Property to the Company or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above).

The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) in effect on the Issue Date, including pursuant to (x) this Indenture, the Notes and the related Guarantees and (y) the 2026 Notes Indenture, the 2026 Notes and the related guarantees,

(B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company,

(C) resulting from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided that restriction is not materially less favorable, taken as a whole, to the Holders of Notes than those under the agreement evidencing the Debt so Refinanced,

(D) resulting from the Incurrence of any Permitted Debt described in clause (b) or (c) of the second paragraph of Section 4.04,

(E) relating to Debt of a Foreign Restricted Subsidiary,

(F) constituting restrictions in connection with a Permitted Receivables Financing,

(G) constituting customary restrictions in joint venture or shareholder agreements relating to any Person that is not a Wholly Owned Restricted Subsidiary,

(H) arising or existing by reason of applicable law or any applicable law, rule, regulation or order, or

(I) that will not, in the good faith judgment of the Company, materially impair the ability of the Company to make all scheduled payments of principal and interest on the Notes as they come due,

(2) with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured without also securing the Notes and the related Guarantees pursuant to Section 4.04 and Section 4.06 that limit the right of the debtor to dispose of the Property securing that Debt,

(B) encumbering Property at the time the Property was acquired by the Company or any Restricted Subsidiary, so long as the restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of the acquisition,

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including, without limitation, intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder, or

(D) which are customary restrictions contained in asset sale agreements limiting the transfer of Property pending the closing of the sale.

SECTION 4.09. Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company involving aggregate payments or consideration in excess of $20.0 million (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are not materially less favorable to the Company or that Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company, and

(b) if the Affiliate Transaction involves aggregate payments or consideration in excess of $50.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction and, in its good faith judgment, believes that the Affiliate Transaction complies with clause (a) of this paragraph.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries;

(b) any Restricted Payment permitted to be made pursuant to Section 4.05 and any Permitted Investment in any Person that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise Controls such Person;

(c) employment, compensation (including payment of amounts pursuant to employee benefit plans), indemnification, reimbursement and severance arrangements for officers and directors of the Company or any of the Restricted Subsidiaries so long as they are (i) in the ordinary course of business or (ii) in the case of executive officers and directors, approved by the Board of Directors;

(d) loans and advances to employees made in the ordinary course of business in compliance with applicable laws, provided that those loans and advances do not exceed $10.0 million in the aggregate at any one time outstanding;

(e) any transaction effected as part of a Permitted Receivables Financing;

(f) any transaction pursuant to any agreement in effect on the Issue Date (including, with limitation, the Transaction Agreements) and any modification, amendment, replacement or renewal thereof that is not, in the good faith judgment of the Company, materially adverse to the Holders compared to the terms of the applicable agreement in effect on the Issue Date;

(g) any grant, issuance, sale or transfer of Equity Interests (other than Disqualified Equity Interests) of the Company;

(h) any transaction with a Person that is an Affiliate of the Company solely because such a member of the Board of Directors or the board of directors of a Restricted Subsidiary is also a member of the board of directors of such Person or any direct or indirect parent company of such Person;

(i) any transaction with customers, suppliers, joint ventures, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture; and

(j) any transaction approved by a majority of the disinterested members of the Board of Directors.

SECTION 4.10. Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Equity Interests or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and

(b) any of the following:

(1) the Subsidiary to be so designated has total assets of $1,000 or less, or

(2) if the Subsidiary has consolidated assets greater than $1,000, then the designation would be permitted under Section 4.05.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that the Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if the requirements set forth in the second immediately following paragraph will not be satisfied after giving pro forma effect to the classification or if the Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary in existence and classified as an Unrestricted Subsidiary at the time the Company or the Restricted Subsidiary is liable for that Debt (including any right to take enforcement action against that Unrestricted Subsidiary).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to the designation,

(x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of Section 4.04, and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any designation or redesignation of this kind by the Board of Directors will be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate that certifies that the designation or redesignation complies with the foregoing provisions.

SECTION 4.11. [Reserved].

SECTION 4.12. Change of Control.

(a) Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem the Notes in full, the Company shall be required to make an offer to repurchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) Within 30 days following any Change of Control or, at the Company’s option, prior to the consummation of a Change of Control but after it is publicly announced, the Company shall send, by first-class mail (or electronic transmission in the case of Notes held in book-entry form), with a copy to the Trustee, to each Holder of Notes, at such Holder’s address appearing in the Notes Register, a notice stating:

(A) that a Change of Control Offer is being made pursuant to this Section 4.12 and that all Notes timely tendered will be accepted for payment;

(B) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

(C) the circumstances and relevant facts regarding the Change of Control; and

(D) the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(c) Holders electing to have a Note purchased shall be required to surrender the Note (for Notes held in book-entry form, in accordance with DTC’s applicable procedures), with an appropriate form duly completed, to the Company or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than two Business Days prior to the Change of Control Payment Date a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased (for Notes held in book-entry form, in accordance with DTC’s applicable procedures).

(d) Prior to the Change of Control Payment Date, the Company shall irrevocably deposit with either the Trustee or with the Paying Agent (or, if the Company or any of its Wholly Owned Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the Holders entitled thereto, to be held for payment in accordance with the provisions of this Section 4.12. On the Change of Control Payment Date, the Company shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company for payment. The Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering Holder of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by the Company to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Company immediately after the Change of Control Payment Date.

(e) The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section 4.12. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.12, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.12 by virtue thereof.

(g) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all the Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the purchase date in accordance with the provisions of Article III.

SECTION 4.13. [Reserved].

SECTION 4.14. Limitation on Guarantees of Debt by Restricted Subsidiaries. The Company shall not permit any Restricted Subsidiary that is a Wholly Owned Restricted Subsidiary (or a Restricted Subsidiary that is a non-Wholly Owned Subsidiary if such Subsidiary guarantees other capital markets debt securities of the Company or a Guarantor), other than a Guarantor, a Foreign Restricted Subsidiary or a Receivables Financing SPC, to guarantee the payment of any Debt of the Company or any other Guarantor in excess of $50.0 million unless such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to this Indenture substantially in the form of Exhibit D hereto providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Debt of the Company or any Guarantor:

(a) if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Debt, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Debt substantially to the same extent as the Notes are subordinated to such Debt; and

(b) if such Debt is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Debt shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Debt is subordinated to the Notes or such Guarantor’s Guarantee;

provided that this Section 4.14 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

ARTICLE V

Successor Company

SECTION 5.01. When Company May Merge or Transfer Assets. The Company shall not merge, consolidate or amalgamate with or into (other than a merger of a Wholly Owned Restricted Subsidiary into the Company), or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions to, any Person unless:

(a) the Company shall be the surviving Person or the Person formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (such Person, as the case may be, being herein called the “Successor Company”);

(b) the Successor Company (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by that Successor Company, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed by the Company;

(c) immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(d) immediately after giving effect to that transaction or series of transactions on a pro forma basis, (i) the Company or the Successor Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of Section 4.04, or (ii) the Consolidated Fixed Charges Coverage Ratio would be no worse than such ratio immediately prior to such transaction, provided, however, that this clause (d) shall not be applicable to (A) the Company merging, consolidating or amalgamating with or into an Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Debt of the Company and the Restricted Subsidiaries is not increased thereby or (B) any Restricted Subsidiary merging, consolidating or amalgamating with or into or transferring all or substantially all its Property to the Company so long as no Equity Interests of such Restricted Subsidiary are distributed to any Person other than the Company; and

(e) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this Section and that all conditions precedent herein provided for relating to the transaction and the execution and delivery of a supplemental indenture, as applicable, have been satisfied.

The Successor Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture, but the predecessor Company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all or substantially all the assets of the Company as an entirety or virtually as an entirety), or

(b) a lease,

in each case, shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Notes.

Subject to Section 10.02(b) governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor shall, and the Company shall not permit any such Guarantor to, consolidate or merge with or into or wind up into (whether or not the Company or such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Guarantor is the surviving Person or the Person formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after giving effect to such transaction or series of transactions on a Pro Forma Basis, no Default or Event of Default shall have occurred and be continuing; and

(d) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this Section 5.01 and that all conditions precedent herein provided for relating to the transaction have been satisfied; or

(2) the transaction does not violate Section 4.07 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance herewith at such time).

In the case of clause (1) above, the Successor Person will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee and, except in the case of (x) a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all the assets of such Guarantor as an entirety or virtually as an entirety) or (y) a lease, such Guarantor shall automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Company.

For the avoidance of doubt, nothing in this Indenture shall prohibit the consummation of the Transactions.

ARTICLE VI

Defaults and Remedies

SECTION 6.01. Events of Default. The following events shall be “Events of Default”:

(1) the Company defaults in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(2) the Company defaults in the payment of the principal of, or premium, if any, on any Note when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) the Company fails to comply with Article V;

(4) the Company fails to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 60 days (other than with respect to Section 4.03, which failure continues for 120 days) after written notice is given to the Company as specified below;

(5) a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in either case giving effect to any applicable grace period, in an aggregate amount greater than $100.0 million or its foreign currency equivalent at the time;

(6) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property;

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary; or

(D) grants any similar relief under any foreign laws; and in each such case the order or decree remains unstayed and in effect for 30 days;

(8) any judgment or judgments for the payment of money in an aggregate amount in excess of $100.0 million (or its foreign currency equivalent at the time), net of any amounts covered by insurance, that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days after such judgment or judgments have become final; or

(9) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible Officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

A Default under clause (4) is not an Event of Default until the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding notify the Company (and in the case of such notice by Holders, the Trustee) of the Default and the Company does not cure that Default within the time specified after receipt of such notice. The notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 6.02. Acceleration. If an Event of Default with respect to the Notes (other than an Event of Default specified in Section 6.01(6) or (7) with respect to the Company) shall have occurred and be continuing, the Trustee or the registered Holders of not less than 25% in aggregate principal amount of Notes then outstanding may, by notice to the Company and the Trustee, declare to be immediately due and payable the principal amount of all the applicable Notes then outstanding, plus accrued but unpaid interest to, but excluding, the date of acceleration. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(6) or (7) with respect to the Company occurs, the principal of and accrued and unpaid interest on all the Notes shall be due and payable immediately without any declaration or other act by the Trustee or the Holder of the Notes. After any such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes by notice to the Trustee and the Company may rescind any declaration of acceleration if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, premium, or interest that has become due solely because of the acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, or premium, if any, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may waive an existing Default and its consequences except (i) a Default in the payment of the principal of or interest on a Note or (ii) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05. Control by Majority. The Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Subject to Section 7.01, in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers hereunder at the request or direction of any of the Holders, unless the Holders shall have offered to the Trustee indemnity satisfactory to it against loss, liability or expense.

SECTION 6.06. Limitation on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made a written request, and such Holder or Holders shall have offered security or indemnity, to the Trustee satisfactory to it against loss, liability or expense to pursue such proceeding as trustee; and

(3) the Trustee has failed to institute such proceeding and has not received from the Holders of at least a majority in aggregate principal amount of the Notes outstanding a direction inconsistent with such request, within 60 days after such notice, request and offer.

The foregoing limitations on the pursuit of remedies by a Holder shall not apply to a suit instituted by a Holder of Notes for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the applicable due date specified in such Note. A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes expressly set forth in this Indenture or the Notes shall not be waived without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in this Indenture.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for such compensation as agreed upon in writing by the parties hereto, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under this Indenture, or in connection with the transactions contemplated hereunder. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under this Indenture out of the estate, in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST: to the Trustee, including its agents and counsel, for amounts due under this Indenture;

SECOND: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Company or, to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Company shall mail to each Holders and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the Notes then outstanding.

SECTION 6.12. Waiver of Stay or Extension Laws. Neither the Company nor any Guarantor (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and the Guarantors (to the extent that they may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

Trustee

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied duties, covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the terms of this Indenture.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01, and the provisions of this Article VII shall apply to the Trustee in its role as Registrar, Paying Agent and Notes Custodian.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) Subject to Section 7.01(c), the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

(g) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request or direction.

(h) The Trustee may employ or retain accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the part of any of them.

(i) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The Trustee shall not be deemed to have notice of any Default or Event of Default unless (i) a Trust Officer has actual knowledge thereof or (ii) written notice of any event which is in fact such a Default is received by the Trustee from the Company, any Guarantor or any Holder of at least 25% in aggregate principal amount of the Notes then outstanding (in accordance with the notice provisions of this Indenture) and such notice references the Notes and this Indenture.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(n) Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.

The provisions of this Section 7.02 shall survive satisfaction and discharge or the termination, for any reason, of this Indenture and the resignation and/or removal of the Trustee.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture, the Notes or the Guarantees, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company or any Guarantor in this Indenture or in any other document issued in connection with the sale of the Notes or in the Notes other than the certificate of authentication executed by the Trustee.

SECTION 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if the Trustee has notice of such (as set forth in Section 7.02(j)), the Trustee shall mail (or with respect to Notes held in book-entry form, to the extent permitted or required by applicable procedures and regulations of the Depositary, send electronically) to each Holder notice of the Default or Event of Default within 90 days after the Trustee has notice of such (as set forth in Section 7.02(j)). Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.06. [Reserved].

SECTION 7.07. Compensation and Indemnity. The Company shall pay to the Trustee from time to time such compensation for its services as agreed upon in writing by the parties hereto. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company and the Guarantors, jointly and severally, shall indemnify, defend, protect and hold harmless the Trustee (in its individual capacity and Trustee capacities) from and against any and all loss, liability, damages, cost or expense (including reasonable attorneys’ fees) incurred by it in connection with the acceptance or performance of its duties hereunder and/or the transactions contemplated under this Indenture and the Trustee shall have no liability or responsibility for any action or inaction on the part of any Paying Agent, Registrar, Authentication Agent or any successor trustee. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company or any Guarantor of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company and the Guarantors shall pay the reasonable fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct or gross negligence as finally adjudicated by a court of competent jurisdiction. The Company need not pay for any settlement made by the Trustee without the Company’s consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, agents, successors and assigns.

To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Company’s and the Guarantors’ payment obligations pursuant to this Section 7.07 shall survive the resignation or removal of the Trustee and the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(6) or (7) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08. Replacement of Trustee. The Trustee may resign at any time by so notifying the Company in writing at least 30 days in advance of such resignation and be discharged upon such resignation from the trust created hereby by so notifying the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee. No resignation or removal shall be effective until a successor Trustee has been appointed and has accepted its appointment. The Company may, upon five Business Days’ notice, remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Company or by the Holders of a majority in aggregate principal amount of the Notes then outstanding and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail, or otherwise deliver in accordance with the procedures of the Depositary in the case of Notes held in book-entry form, a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, at the expense of the Company, or the Holders of 10% in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement or resignation of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the Trustee and survive the termination of this Indenture.

SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any such successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10. Eligibility; Disqualification. The Trustee shall have (or, in the case of a corporation included in a bank holding company system, the related bank holding company shall have) a combined capital and surplus of at least $50,000,000 as set forth in its (or its related bank holding company’s) most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA, as amended, subject to the penultimate paragraph thereof.

SECTION 7.11. Preferential Collection of Claims Against Company. The Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the TIA to the extent indicated.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.01. Discharge of Liability on Notes; Defeasance.

(a) This Indenture shall be discharged and shall cease to be of further effect as to all Notes and the related Guarantees, when either:

(1) all Notes theretofore authenticated and delivered, except mutilated, lost or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized accounting firm (in the case of U.S. Government Securities), without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to, but excluding, the date of maturity or redemption;

(B) the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(C) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company shall deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(b) Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (i) all of its and the Guarantors’ obligations under the Notes, the related Guarantees and this Indenture (“legal defeasance option”) or (ii) its obligations and those of the Guarantors under Sections 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.12 and 4.14 and the operation of Sections 6.01(5), 6.01(6), 6.01(7) and 6.01(8) (but, in the case of Sections 6.01(6) and (7), with respect only to Significant Subsidiaries) and the limitations contained in clause (d) of Section 5.01 (“covenant defeasance option”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(4) (with respect to the covenants of Article IV identified in the immediately preceding paragraph), 6.01(5), 6.01(6), 6.01(7) or 6.01(8) (with respect only to Significant Subsidiaries in the case of Sections 6.01(6) and 6.01(7)) or because of the failure of the Company to comply with the limitations contained in clause (d) of Section 5.01. If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor shall be released from all of its obligations with respect to its Guarantee.

Upon satisfaction of the conditions set forth herein and upon request of the Company, accompanied by an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated have been complied with, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 7.07, 7.08, 8.05 and 8.06 and the rights and immunities of the Trustee under this Indenture shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 7.08, 8.05 and 8.06 and the rights and immunities of the Trustee under this Indenture shall survive such satisfaction or discharge.

SECTION 8.02. Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(1) the Company irrevocably deposits in trust with the Trustee money in U.S. Dollars or U.S. Government Obligations for the payment of principal of and interest (including premium, if any) on the Notes to maturity or redemption;

(2) the Company delivers to the Trustee a certificate from a nationally recognized accounting firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest (including premium, if any) when due on all the Notes to maturity or redemption, as the case may be;

(3) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.01(6) or (7) occurs with respect to the Company or any other Person making the deposit that is continuing at the end of the period;

(4) no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto;

(5) the deposit does not constitute a default under any other material agreement or instrument binding on the Company or any Guarantor;

(6) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(7) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(8) the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance of the Notes as contemplated by this Article VIII have been complied with.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article III.

SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.04. Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon written request any excess money or U.S. Government Obligations held by them upon satisfaction of the conditions and occurrence of the events set forth in this Article VIII.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.05. Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.01. Without Consent of Holders. The Company, the Guarantors (except that no existing Guarantor will be required to execute any amendment that solely relates to changes described in clause (5) below)) and the Trustee may amend this Indenture, the Notes and/or the related Guarantees without notice to or consent of any Holder to:

(1) cure any ambiguity, omission, defect or inconsistency, as evidenced in an Officer’s Certificate;

(2) provide for the assumption by a successor entity of the obligations of the Company or any Guarantor under this Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(4) comply with the rules of any applicable depositary;

(5) add a Guarantor with respect to the Notes;

(6) secure the Notes, to add to the covenants of the Company and the Guarantors for the benefit of the Holders or to surrender any right or power herein conferred upon the Company or any Guarantor;

(7) make any change that does not adversely affect the rights of any Holder of the Notes in any material respect;

(8) comply with any requirements of the SEC in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA;

(9) provide for the issuance of Additional Notes in accordance with this Indenture

(10) evidence and provide for the acceptance of an appointment under this Indenture of a successor trustee; or

(11) conform the text of this Indenture, the Notes or the related Guarantees to any provision of the “Description of Notes” section of the Offering Circular to the extent that such provision in the “Description of Notes” section of the Offering Circular was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the related Guarantees as set forth in an Officer’s Certificate.

After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.02. With Consent of Holders. The Company, the Guarantors and the Trustee may amend this Indenture, the Notes or the related Guarantees without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, without the consent of each Holder affected thereby, an amendment may not:

(1) reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) make any Note payable in money other than U.S. dollars;

(5) amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to that Holder’s Notes;

(6) subordinate the Notes to any other obligation of the Company

(7) except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders;

(8) reduce the premium payable upon the redemption of any Note or change the date on which any Note may be redeemed in accordance with Article III;

(9) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time by which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to that Change of Control Offer;

(10) at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time by which the Prepayment Offer must be made or at which the Notes must be repurchased pursaunt thereto; or

(11) make any change in the amendment provisions hereof that require each Holder’s consent or in the waiver provisions hereof.

After an amendment under this Section 9.02 becomes effective, the Company shall promptly mail (or send by electronic transmission in the case of Notes held in book-entry form) to Holders (with a copy to the Trustee) a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

SECTION 9.03. [Reserved].

SECTION 9.04. Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (i) receipt by the Company or the Trustee of consents by the Holders of the requisite principal amount of Notes, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (iii) execution of such amendment or waiver (or supplemental indenture) by the Company, the Guarantors (as applicable) and the Trustee.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return such Note to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.06. Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, the Trustee shall receive indemnity satisfactory to it and shall receive, and (subject to Section 7.01) shall be fully protected in conclusively relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and is the legal, valid and binding obligation of the Company and the Guarantors, as applicable, enforceable in accordance with its terms.

SECTION 9.07. Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate class on any matter. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX and Section 2.13.

ARTICLE X

Guarantee

SECTION 10.01. Guarantee of Notes.

(a) Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns (i) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under this Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). The Guaranteed Obligations of all Guarantors shall be unsecured. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from any Guarantor, and that each Guarantor shall remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or each Guarantor;

(v) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of each Guarantor, except as provided in Section 10.02(b). Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed.

(c) Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.

(d) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) The Guarantee of each Guarantor is, to the extent and in the manner set forth in this Article X, equal in right of payment to all existing and future Pari Passu Debt and senior in right of payment to all existing and future Subordinated Obligations of such Guarantor.

(f) Except as expressly set forth in Sections 8.01(b), 10.02 and 10.05, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

(g) Each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(h) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company to the Holders and the Trustee.

(i) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article VI, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 10.01.

(j) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) Incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(k) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 10.02. Limitation on Liability.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by each Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Guarantor without rendering the Guarantee or this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or capital maintenance or corporate benefit rules applicable to guarantees for obligations of affiliates.

(b) A Guarantee as to any Restricted Subsidiary that is (or becomes) a party hereto on the date hereof or that executes a supplemental indenture in accordance with Section 4.14 and provides a guarantee of the Notes shall terminate and be of no further force or effect and such Guarantee shall be deemed to be automatically released from all obligations under this Article X upon any of the following:

(1) any sale, exchange or transfer (by merger, consolidation or otherwise) of the Equity Interests of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary;

(2) the release or discharge of the guarantee by such Guarantor of the Senior Secured Credit Facilities or the guarantee of any other Debt that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(3) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(4) if the Company exercises its legal defeasance option or its covenant defeasance option under Article VIII or if the Company’s obligations under this Indenture are satisfied discharged in accordance with Article VIII; or

(5) with the consent of the Holders in accordance with Section 9.02.

The Company shall notify the Trustee and the Holders of any Guarantor that is released from its Guarantee. Upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that all conditions precedent to release set forth in this Indenture have been satisfied, the Trustee shall execute and deliver an appropriate instrument confirming the release of any such Guarantor upon the Company’s request.

Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. Successors and Assigns. This Article X shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article X shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article X at law, in equity, by statute or otherwise.

SECTION 10.05. Modification. No modification, amendment or waiver of any provision of this Article X, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06. Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary of the Company which is required to become a Guarantor of the Notes pursuant to Section 4.14 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit D hereto pursuant to which such Subsidiary shall become a Guarantor under this Article X and shall guarantee the Notes. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate stating that such supplemental indenture is authorized or permitted by this Indenture.

SECTION 10.07. Non-Impairment. The failure to endorse a Guarantee on any Note shall not affect or impair the validity thereof.

ARTICLE XI

Miscellaneous

SECTION 11.01. Reserved.

SECTION 11.02. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Company or a Guarantor:

Lamb Weston Holdings, Inc.

599 S. Rivershore Lane

Eagle, Idaho 83616

Facsimile: (208) 388-4299

Attention: General Counsel

if to the Trustee:

Wells Fargo Bank, National Association

10 S. Wacker Dr.

13th Floor

MAC N8405-130

Chicago, Illinois 60606

Facsimile: (312) 726-2158

Attention of: Corporate, Municipal & Escrow Services

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 11.03. Communication by Holders with Other Holders. Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the TIA.

SECTION 11.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 11.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been fully complied with.

SECTION 11.06. Annual Officer’s Certificate as to Compliance. Not later than ninety days after each fiscal year end, beginning with the fiscal year ending May 28, 2017, the Company shall deliver to the Trustee a certificate (which need not comply with Section 11.05 of this Indenture) executed by the principal executive officer, principal financial officer or principal accounting officer of the Company as to such officer’s knowledge of the Company’s compliance with all conditions and covenants under this Indenture, such compliance to be determined without regard to any period of grace or requirement of notice provided under this Indenture.

SECTION 11.07. When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, the Guarantors or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or the Guarantors shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 11.08. Rules by Trustee, Paying Agents and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agents or co-registrar may make reasonable rules for their functions.

SECTION 11.09. Legal Holidays. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 11.10. Governing Law; Jury Trial Waiver. THIS INDENTURE, THE NOTES AND THE RELATED GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE COMPANY, THE GUARANTORS, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE RELATED GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 11.11. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company or any Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Notes, any Guarantee or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 11.12. Successors. All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.13. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Delivery of an executed signature page by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.

SECTION 11.14. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.16. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information within the Company’s custody or control or as the Company may reasonably obtain that the Trustee may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

LAMB WESTON HOLDINGS, INC.

By:	/s/ John F. Gehring
Name: John F. Gehring
Title: Senior Vice President and Interim Chief Financial Officer

CONAGRA FOODS LAMB WESTON, INC.

By:	/s/ Eryk J. Spytek
Name: Eryk J. Spytek
Title: Vice President and Secretary

LAMB WESTON SALES, INC.

By:	/s/ Eryk J. Spytek
Name: Eryk J. Spytek
Title: Vice President and Secretary

LAMB-WESTON/MIDWEST, INC.

By:	/s/ Eryk J. Spytek
Name: Eryk J. Spytek
Title: Vice President and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS), (2) TO THE ISSUER OR ITS SUBSIDIARIES OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.

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[Restricted Notes Legend for Notes Offered in Reliance on Regulation S]

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[Temporary Regulation S Legend]

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

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[FORM OF FACE OF INITIAL NOTE]

LAMB WESTON HOLDINGS, INC.

No. [ ]	$

4.625% Senior Notes due 2024

[144A CUSIP No. 513272 AA2]

[144A ISIN No. US513272AA27]

[REG S CUSIP No. U5256P AA9]

[REG S ISIN No. USU5256PAA94]

LAMB WESTON HOLDINGS, INC., a Delaware corporation, promises to pay to [             ], or registered assigns, the principal sum of [             ] Dollars ($             ) [or such greater or lesser amount as may be indicated on the attached Schedule of Increases or Decreases in Global Note] on November 1, 2024.

Interest Payment Dates: May 1 and November 1.

Record Dates: April 15 and October 15.

Additional provisions of this Note are set forth on the other side of this Note.

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IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

LAMB WESTON HOLDINGS, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

    AUTHENTICATION

Dated:

WELLS FARGO BANK,

    NATIONAL ASSOCIATION,

as Trustee, certifies that this is

one of the Notes referred to in

the Indenture.

By:
Authorized Signatory

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[FORM OF REVERSE SIDE OF NOTE]

4.625% Senior Notes due 2024

1.	Interest

LAMB WESTON HOLDINGS, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this 4.625% Senior Note due 2024 (this “Note” and, together with any other 4.625% Senior Notes due 2024, the “Notes”) at the rate per annum shown above. The Company will pay interest semiannually on May 1 and November 1 of each year, commencing May 1, 2017. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 9, 2016. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Notes plus 1% per annum, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

2.	Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 next preceding the interest payment date even if Notes are cancelled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. The Company will make all payments in respect of a Definitive Note (including principal, premium and interest), by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3.	Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association (the “Trustee”) will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture

The Company issued the Notes under an Indenture dated as of November 9, 2016 (the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms.

[This Note is one of the Initial Notes referred to in the Indenture.] The Notes include the Initial Notes and any Additional Notes. The Initial Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Debt, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make Asset Sales. The Indenture also imposes limitations on the ability of the Company and each Guarantor to consolidate or merge with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property.

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5.	Optional Redemption

(a) Except as set forth in clauses (b) and (c) below, the Notes may not be redeemed prior to November 1, 2021. Starting on that date, the Company may redeem all or any portion of the Notes, at once or over time and from time to time, at the redemption prices set forth below, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Notes redeemed during the 12-month period commencing on November 1 of the years set forth below, and are expressed as percentages of principal amount:

Period	Redemption Price
2021	102.313%
2022	101.156%
2023 and thereafter	100.000%

(b) Prior to November 1, 2021, the Company may redeem the Notes, in whole at any time or in part from time to time at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(c) Until November 1, 2019, the Company may, at any time and from time to time, redeem up to 35.0% of the aggregate principal amount of the Notes (including any Additional Notes) at a redemption price equal to 104.625% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in an amount no greater than the aggregate cash proceeds received from one or more Equity Offerings; provided that (1) at least 65.0% of the aggregate principal amount of Notes (including any Additional Notes) remains outstanding immediately after the occurrence of each such redemption and (2) each such redemption occurs within 90 days of the closing of such Equity Offering.

Notices of redemption may be subject to the satisfaction of one or more conditions precedent established by the Company in its sole discretion, including completion of an Equity Offering or other corporate transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

“Applicable Premium” means with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, or:

(A) the present value at such redemption date of (i) the redemption price of such Note at November 1, 2021 (such redemption price being set forth in the table appearing in clause (a) of this paragraph 5), plus (ii) all scheduled remaining interest payments due on such Note through November 1, 2021 (excluding accrued but unpaid interest to, but excluding, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar

A-1-6

market data)) most nearly equal to the period from the redemption date to November 1, 2021; provided, however, that if the period from the redemption date to November 1, 2021 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. On the second Business Day preceding the applicable redemption date, the Company will (1) calculate the Treasury Rate and (2) file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

6.	Notice of Optional Redemption

Notice of redemption shall be mailed by first-class mail (or electronic transmission in the case of Notes held in book-entry form) to each Holder of Notes to be redeemed at its registered address, at least 30 but not more than 60 days before the redemption date, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance or a satisfaction and discharge of the Notes. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

7.	Sinking Fund

The Notes are not subject to any sinking fund.

8.	Repurchase of Notes at the Option of Holders upon Change of Control

Upon a Change of Control, unless the Company has exercised its right to redeem the Notes in full, the Company will be required to make an offer to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.

9.	Guarantee

The payment by the Company of the principal and interest is unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors to the extent set forth in the Indenture.

10.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons, in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder shall transfer or exchange Notes in accordance with the Indenture. Upon any registration of transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed or 15 days before an interest payment date.

11.	Persons Deemed Owners

The registered Holder of this Note shall be treated as the owner of it for all purposes.

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12.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, or prior to the applicable escheat date, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.	Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Notes and the Indenture if the Company irrevocably deposits with the Trustee money in U.S. dollars or U.S. Government Obligations for the payment of principal and interest (including premium, if any) on the Notes, in each case to redemption or maturity.

14.	Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, the Company, the Guarantors and the Trustee may, with or without the consent of the Holders, modify, amend or supplement the Indenture, the Notes or the related Guarantees as provided in the Indenture.

15.	Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding, subject to certain limitations, may declare all the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any Holder.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may rescind any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree, and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

16.	Trustee Dealings with the Company

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee.

17.	No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or any Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

18. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

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19.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

20.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

21.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. To the extent such numbers have been issued, the Company has caused ISIN and Common Code numbers to be similarly printed on the Notes and has similarly instructed the Trustee. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note. Requests may be made to:

Lamb Weston Holdings, Inc.

599 S. Rivershore Lane

Eagle, Idaho 83616

Attention: General Counsel

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LAMB WESTON HOLDINGS, INC. 4.625% SENIOR NOTES DUE 2024

ASSIGNMENT FORM

To assign this Note, fill in the form below:

The undersigned hereby assigns and transfers this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	[Your Signature:
Sign exactly as your name appears on the other side of this Note.][1]

[Holder name exactly as it appears on the other side of this Note

By:
Name:
Title][2]

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

Date:
Signature of Signature Guarantee

[1]	For assignments by natural persons.
[2]	For assignments by Holders that are not natural persons.

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[     ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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LAMB WESTON HOLDINGS, INC. 4.625% SENIOR NOTES DUE 2024

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.07 (Asset Sale) or 4.12 (Change of Control) of the Indenture, check the box:

Asset Sale ☐                             Change of Control ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.07 (Asset Sale) or 4.12 (Change of Control) of the Indenture, state the amount ($2,000 or any integral multiple of $1,000 in excess thereof):

$

Date:	Your Signature:
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Lamb Weston Holdings, Inc.

599 S. Rivershore Lane

Eagle, Idaho 83616

Facsimile: (208) 388-4299

Attention: General Counsel

Wells Fargo Bank, National Association

Attn: Corporate Trust – DAPS Reorg

600 South Fourth Street, MAC N9303-121

Minneapolis, MN 55402

Phone: 1-800-344-5128

Facsimile: 1-866-969-1290

Email: dapsreorg@wellsfargo.com

Re:         4.625% Senior Notes due 2024

Reference is hereby made to the Indenture, dated as of November 9, 2016 (the “Indenture”), among Lamb Weston Holdings, Inc., as issuer (the “Company”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                          (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                     in such Note[s] or interests (the “Transfer”), to                          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.     ☐     CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest in the Global Note or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest in the Global Note or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States and applicable securities laws of any other applicable jurisdiction.

2.     ☐     CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(a) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Restricted Notes Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.    ☐    CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States and the securities laws of any other applicable jurisdiction, and accordingly the Transferor hereby further certifies that (check one):

(a)    ☐    such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

(b)    ☐    such Transfer is being effected to the Company or a subsidiary thereof;

(c)    ☐    such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act; or

(d)    ☐    such Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 903, or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States.

4.    ☐    Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)    ☐    Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and the securities laws of any other applicable jurisdiction and (ii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)    ☐    Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and the securities laws of any other applicable jurisdiction and (ii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)    ☐    Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and the securities laws of any other applicable jurisdiction and (ii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE OF (a) OR (b) OR (c)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

         in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Lamb Weston Holdings, Inc.

599 S. Rivershore Lane

Eagle, Idaho 83616

Facsimile: (208) 388-4299

Attention: General Counsel

Wells Fargo Bank, National Association

Attn: Corporate Trust – DAPS Reorg

600 South Fourth Street, MAC N9303-121

Minneapolis, MN 55402

Phone: 1-800-344-5128

Facsimile: 1-866-969-1290

Email: dapsreorg@wellsfargo.com

Re:     4.625% Senior Notes due 2024

Reference is hereby made to the Indenture, dated as of November 9, 2016 (the “Indenture”), among Lamb Weston Holdings, Inc., as issuer (the “Company”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                          (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)    ☐    Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)    ☐    Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Note and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)    ☐    Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the

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Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)    ☐    Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Restricted Notes Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)    ☐    Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on such Restricted Definitive Note and in the Indenture and the Securities Act.

(b)    ☐    Check if Exchange is from Restricted Definitive Notes to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CIRCLE ONE] 144A Global Note, Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Definitive Note and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Restricted Notes Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

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EXHIBIT D

[FORM OF]

SUPPLEMENTAL INDENTURE]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [             ], among [NEW GUARANTOR] (the “New Guarantor”), a subsidiary of LAMB WESTON HOLDINGS, INC., a Delaware corporation (the “Company”), the Company and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company, certain Guarantors and the Trustee have heretofore executed an indenture, dated as of November 9, 2016 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 4.625% Senior Notes due 2024 (the “Notes”), initially in the aggregate principal amount of $833,000,000;

WHEREAS Sections 4.14 and 10.07 of the Indenture provide that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 11.01 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of page intentionally left blank.]

D-2

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

LAMB WESTON HOLDINGS, INC.

By:
Name:
Title:

[NEW GUARANTOR], as a Guarantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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